Exhibit 10.1

CREDIT AGREEMENT
Dated as of March 11, 2009
by and between
GLOBECOMM SYSTEMS INC.
and
CITIBANK, N.A.

v

SCHEDULES

Schedule I	-	Subsidiaries and Affiliates
Schedule II	-	Liens
Schedule III	-	Existing Indebtedness
Schedule IV	-	Existing Guaranties
Schedule V	-	Existing Letters of Credit
Schedule VI	-	Litigation, etc.

EXHIBITS

Exhibit A	-	Form of Revolving Credit Note
Exhibit B	-	Form of Term Loan Note
Exhibit C	-	Form of Guaranty
Exhibit D	-	Form of Pledge Agreement [re: Non-Domestic Subsidiary]
Exhibit E	-	Form of Security Agreement
Exhibit F	-	Form of Opinion of Counsel

     CREDIT AGREEMENT dated as of March 11, 2009, by and between GLOBECOMM SYSTEMS INC., a Delaware corporation (the “Company”) and CITIBANK N.A., a national banking association (the “Bank”).
RECITALS
     WHEREAS, the Bank previously made a line of credit available to the Company pursuant to a Line of Credit Letter dated December 31, 2007 (as amended, the “Prior Agreement”);
     WHEREAS, the Company has requested that the Prior Agreement be amended and restated as hereinafter provided;
     WHEREAS, the Bank is willing to agree to such amendment and restatement and to extend credit to the Company on the terms and conditions set forth herein.
     NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the Company and the Bank hereby agree that the Prior Agreement shall be, and hereby is, amended and restated in its entirety and the Company and the Bank hereby further agree as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
     SECTION 1.01. Definitions. As used herein, the following words and terms shall have the following meanings:
     “Acquisition” means the acquisition of (i) a controlling equity interest in another Person (including the purchase of an option, warrant or convertible or similar type security to acquire such a controlling interest at the time it becomes exercisable by the holder thereof), whether by purchase of such equity interest or upon exercise of an option or warrant for, or conversion of securities into, such equity interest, or (ii) assets of another Person which constitute all or substantially all of the assets of such Person or of a line or lines of business conducted by such Person.
     “Affiliate” shall mean with respect to any Person, any corporation, partnership, limited liability company, limited liability partnership, joint venture, trust or unincorporated organization which, directly or indirectly, controls or is controlled by or is under common control with such Person. For the purpose of this definition, “control” of a Person shall mean the power, direct or indirect, to direct or cause the direction of the management or policies of such Person whether through the ownership of voting securities by contract or otherwise; provided that, in any event, any person who owns directly or indirectly 15% or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation or 10% or more of the membership or other ownership interest of any Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person.

     “Aggregate Letters of Credit Outstanding” shall mean on the date of determination thereof, the sum of (a) the aggregate maximum amount which is available or available in the future to be drawn under all outstanding Letters of Credit under this Agreement plus (b) the aggregate amount of any payments made by the Bank under any Letter of Credit issued pursuant to this Agreement that has not been reimbursed by the Company or the relevant Letter of Credit Party.
     “Aggregate Outstandings” shall mean, on the date of determination thereof, the sum of (i) the Aggregate Letters of Credit Outstanding plus (ii) outstanding principal amount of the Revolving Credit Loans plus (iii) the outstanding principal amount of the Term Loans.
     “Agreement” shall mean this Credit Agreement dated as of March 11, 2009, as it may hereafter be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof.
     “Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day and (c) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.
     “Alternate Base Rate Loans” shall mean Loans at such times as they are being made and/or maintained at a rate of interest based on the Alternate Base Rate.
     “Applicable Margin” shall mean (a) with respect to a Libor Rate Loan, the percentage set forth below under the heading “LIBOR Margin” opposite the applicable ratio, and (b) with respect to an Alternate Base Rate Loan, the percentage set forth below under the heading “ABR Margin” opposite the applicable ratio.

	ABR	MARGIN	LIBOR	MARGIN
	Revolving		Revolving
	Credit Loans	Term Loans	Credit Loans
	(360 day	(360 day	(360 day	Term Loans
Leverage Ratio	basis)	basis)	basis)	(360 day basis)
Less than or equal to 0.25:1.00	0.00%	0.00%	1.75%	2.00%
Greater than 0.25:1.00 but less than or equal to 0.50:1.00	0.00%	0.00%	2.00%	2.25%
Greater than 0.50:1.00 but less than or equal to 0.75:1.00	0.00%	0.25%	2.25%	2.50%
Greater than 0.75:1.00	0.25%	0.50%	2.50%	2.75%

Notwithstanding the foregoing, during the period commencing on the Closing Date and ending on the date of reset of the Applicable Margin in accordance with this paragraph, the ABR Margin and the LIBOR Margin shall be determined based upon a Leverage Ratio of 0.27:1.00. The Applicable Margin will be set or reset with respect to each Loan on the date which is five (5) Business Days following the date of receipt by the Administrative Agent of the financial statements referred to in Section 6.03(a) and Section 6.03(b) together with a certificate of the Financial Officer of the Company certifying the Leverage Ratio and setting forth the calculation thereof in detail; provided, however, (a) the Applicable Margin will first be reset based on the financial statements for the fiscal quarter ending March 31, 2009, and (b) if any such financial statement and certificate are not received by the Administrative Agent within the time period required pursuant to Section 6.03(a) or Section 6.03(b), as the case may be, the Applicable Margin will be set or reset, unless the rate of interest specified in Section 3.01(c) is in effect, based on a Leverage Ratio of greater than 0.75:1.00 from the date such financial statements and certificate were due until the date which is five (5) Business Days following the receipt by the Administrative Agent of such financial statements and certificate, and provided, further, that the Bank shall not in any way be deemed to have waived any Default or Event of Default, including without limitation, an Event of Default resulting from the failure of the Company to comply with Section 7.13 of this Agreement, or any rights or remedies hereunder or under any other Loan Document in connection with the foregoing proviso. During the occurrence and continuance of a Default or an Event of Default, no downward adjustment, and only upward adjustments, shall be made to the Applicable Margin.
     “Borrowing Date” shall mean, with respect to any Loan, the date on which such Loan is disbursed to the Company.
     “Business Day” shall mean any day that is not a Saturday, Sunday or legal holiday, on which banks in New York City, New York are not required or authorized by law or other governmental action to close; provided that, when used in connection with a Libor Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London inter bank market.
     “Capital Lease” shall mean (i) any lease of property, real or personal, if the then present value of the minimum rental commitment thereunder should, in accordance with Generally Accepted Accounting Principles, be capitalized on the balance sheet of the lessee, and (ii) any other such lease the obligations of which are required to be capitalized on the balance sheet of the lessee.
     “Change of Control” shall mean any event which results in (i) any Person, or two or more Persons acting in concert, acquiring beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of the Company (or other securities convertible into such securities) representing 50% or more of the combined voting power of all securities of the Company entitled to vote in the election of directors; or (ii) the individuals who, as of the date hereof, constitute the Board of Directors of the Company, together with those who first become directors subsequent to such date, provided the recommendation, election or nomination for election to the Board of Directors of such subsequent directors was approved by a vote of at least a majority of the directors then still in office who were either directors as of the date hereof or who recommendation, election or nomination for election was previously so approved, ceasing for any reason to constitute a majority of the members of the Board of Directors of the Company.
     “Chief Financial Officer” shall mean the Chief Financial Officer of the Company.
     “Closing Date” shall mean March 11, 2009.
     “Code” shall mean the Internal Revenue Code of 1986, as amended and in effect from time to time.
     “Commercial Letter of Credit” shall mean any commercial letter of credit issued for the account of a Person for the purpose of providing the primary payment mechanism in connection with the purchase of materials, goods, or services by such Person.
     “Commercial Letter of Credit Commitment” shall mean the obligation of the Bank to issue Commercial Letters of Credit on the terms herein described in an aggregate amount up to $20,000,000.
     “Commitments” shall mean, collectively, the Revolving Credit Commitment, the Standby Letter of Credit Commitment, the Commercial Letter of Credit Commitment and the Term Loan Commitment.
     “Consolidated” shall mean, as applied to any financial or accounting term, such term determined on a consolidated basis in accordance with Generally Accepted Accounting Principles for the Company and its Subsidiaries.
     “Consolidated Capital Base” shall mean, on a Consolidated basis for the Company and its Subsidiaries, the sum of (i) shareholders equity, as reflected on the Consolidated balance sheet of the Company and its Subsidiaries plus (ii) Subordinated Debt minus the sum of (x) intangible assets, (y) items recorded as “due from” shareholders, employees, or affiliates of the Company, and (z) investments in affiliates other than the Guarantors, all as determined in accordance with Generally Accepted Accounting Principles, applied on a consistent basis.
     “Consolidated Current Portion of Long Term Debt” shall mean for the Company and its Subsidiaries on a Consolidated basis, current portion of long term debt as reflected on the Consolidated balance sheet of the Company and its Subsidiaries as determined in accordance with Generally Accepted Accounting Principles, applied on a consistent basis.
     “Consolidated Debt Service Coverage Ratio” shall mean, on any date of determination, the ratio of (a) Consolidated EBITDA to (b) the sum of (i) the Consolidated Current Portion of Long Term Debt plus (ii) Consolidated Interest Expense. All of the foregoing categories shall be determined on a Consolidated basis for the Company and its Subsidiaries in accordance with Generally Accepted Accounting Principles applied on a consistent basis and shall be calculated (without duplication) with respect to the four fiscal quarters ending on or most recently ended prior to the date of determination thereof.

     “Consolidated EBITDA” shall mean, on any date of determination, Consolidated Net Income (whether income or loss) for such period, plus the sum, without duplication, of (a) Consolidated Interest Expense, (b) depreciation and amortization expenses or charges, and (c) all income taxes to any government or governmental instrumentality expensed on the Company’s and any Subsidiaries books (whether paid or accrued), minus all extraordinary or unusual gains, in each case, determined on a Consolidated basis for the Company and its Subsidiaries in accordance with Generally Accepted Accounting Principles applied on a consistent basis. All of the foregoing categories shall be calculated (without duplication) over the four fiscal quarters ending on or most recently ended prior to the date of determination thereof.
     “Consolidated Interest Expense” shall mean the Consolidated interest expense of the Company and its Subsidiaries, determined in accordance with Generally Accepted Accounting Principles, applied on a consistent basis.
     “Consolidated Leverage Ratio” shall mean the ratio of Consolidated Unsubordinated Liabilities to Consolidated Capital Base.
     “Consolidated Liquidity Ratio” shall mean the ratio of (a) the sum of (i) Consolidated Unrestricted Cash plus (ii) Consolidated Net Accounts Receivables to (b) the sum of, without duplication, (i) Consolidated Current Portion of Long Term Debt plus (ii) the Aggregate Letters of Credit Outstanding, other than cash secured letters of credit, plus (iii) Consolidated current liabilities, all as determined for the Company and its Subsidiaries on a Consolidated basis in accordance with Generally Accepted Accounting Principles, applied on a consistent basis.
     “Consolidated Net Accounts Receivable” shall mean, any and all rights to payment for goods sold or leased or for services rendered, including accounts, contract rights, general intangibles and any such right evidenced by chattel paper, instruments or documents, minus any reserves held by the Company or any its Subsidiaries in connection with such accounts receivable (including reserves for bad debts), all determined with respect to the Company and its Subsidiaries, on a Consolidated basis in accordance with Generally Accepted Accounting Principles, applied on a consistent basis.
     “Consolidated Net Income” shall mean, for any period, the net income (or net loss) of the Company and its Subsidiaries on a Consolidated basis for such period determined in accordance with Generally Accepted Accounting Principles applied on a consistent basis.
     “Consolidated Subordinated Indebtedness” shall mean the Consolidated Subordinated Indebtedness of the Company and its Subsidiaries, determined in accordance with Generally Accepted Accounting Principles, applied on a consistent basis.
     “Consolidated Total Liabilities” shall mean all of the liabilities of the Company and its Subsidiaries, on a Consolidated basis, including all items which, in accordance with Generally Accepted Accounting Principles would be included on the liability side of the balance sheet determined in accordance with Generally Accepted Accounting Principles applied on a consistent basis.
     “Consolidated Unrestricted Cash” shall mean all cash and cash equivalents of the Company and its Subsidiaries, on a Consolidated basis, held at the Bank or any Affiliate of the

Bank which is not subject to any restriction on usage or subject to any Lien other than a Lien in favor of the Bank or such Affiliate.
     “Consolidated Unsubordinated Liabilities” shall mean for the Company and its Subsidiaries, Consolidated Total Liabilities less Consolidated Subordinated Indebtedness, all as determined in accordance with Generally Accepted Accounting Principles.
     “Debt Issuance” means the incurrence, issuance or sale by the Company or any of its Subsidiaries of any Indebtedness (including, without limitation, any debt securities, whether in a public offering of such securities or otherwise), including, without limitation, any Subordinated Debt, but excluding issuance of any Indebtedness permitted under Section 7.02(a) through (e).
     “Default” shall mean any event or condition which upon notice, lapse of time, or both, would constitute an Event of Default.
     “Dollar” and the symbol “$” shall mean lawful money of the United States of America.
     “Domestic Subsidiary” shall mean any Subsidiary of the Company or any Guarantor organized under the laws of any state of the United States of America.
     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time. Section references to ERISA are to ERISA, as in effect at the date of this Agreement and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefore.
     “ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) which together with the Company or any Guarantor would be deemed to be a member of the same “controlled group” within the meaning of Section 414(b), (c), (m) and (o) of the Code.
     “Equity Issuance” means the issuance, sale or other disposition by the Company or any of its Subsidiaries of any of its shares of capital stock of (or other ownership or profit interests in) such Person, and any rights, warrants or options to purchase or acquire any shares of such equity interest or any other security or instrument representing, convertible into or exchangeable for any equity interests in the Company or any of its Subsidiaries.
     “Eurocurrency Reserve Requirement” shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate (without duplication) of the rates (expressed as a decimal) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves, under any regulations of the Board of Governors of the Federal Reserve System or any other governmental authority having jurisdiction with respect thereto) as from time to time in effect, dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “eurocurrency liabilities” in Regulation D) maintained by the Bank. For purposes hereof each Libor Rate Loan shall be deemed to constitute a “eurocurrency liability” as defined in Regulation D, and subject to the reserve requirements of “Regulation D,” without benefit of credit or proration, exemptions or offsets which might otherwise be available to the Bank from time to time under Regulation D.

     “Event of Default” shall mean any Event of Default set forth in Article VIII.
     “Executive Officer” shall mean any of the Chief Executive Office, the President, or the Chief Financial Officer of the Company or any Guarantor, as applicable, and their respective successors, if any, designated by the Board of Directors of the Company or such Guarantor.
     “Existing Letters of Credit” shall mean those certain Letters of Credit described on Schedule V hereto.
     “Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal fund brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Bank from three Federal fund brokers of recognized standing selected by the Bank.
     “First-Tier Subsidiary” shall mean, with respect to any Person, a Subsidiary of such Person that is directly owned by such Person.
     “Fiscal Quarter” shall mean the fiscal quarter of the Company, which will be the fiscal quarters ending as of March 31, September 30 and December 31 in each year.
     “Fiscal Year” shall mean the fiscal year of the Company, which will be the period commencing July 1 of any calendar year and ending on June 30 of the following calendar year.
     “Globecomm Maryland” shall mean Globecomm Services Maryland LLC, a Delaware limited liability company.
     “Governmental Authority” shall mean any nation or government, any state, province, city or municipal entity or other political subdivision thereof, and any governmental, executive, legislative, judicial, administrative or regulatory agency, department, authority, instrumentality, commission, board or similar body, whether federal, state, provincial, territorial, local or foreign.
     “Guarantors” shall mean, collectively, Globecomm Network Services Corporation, a Delaware corporation, GSI Properties, Inc., a New York corporation, Globecomm Maryland, Turbo, Cachendo, LLC, a Delaware limited liability company, and each Domestic Subsidiary which, from time to time, is required to execute a Guaranty in accordance with Section 6.10.
     “Guaranty” shall mean the Guaranty of All Liability, substantially in the form attached hereto as Exhibit C, to be executed and delivered on the Closing Date by each Guarantor, as such Guaranty may be further amended to add any Domestic Subsidiary required to become a guarantor thereunder pursuant to Section 6.10 hereof , as same may be amended, restated, supplemented or modified, from time to time.
     “Hazardous Materials” includes, without limit, any flammable explosives, radioactive materials, hazardous materials, hazardous wastes, hazardous or toxic substances, or related materials defined in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. Sections 9601, et seq.), the Hazardous Materials

Transportation Act, as amended (49) U.S.C. Sections 1801, et seq.), the Resource Conservation and Recovery Act, as amended (42 U.S.C. Sections 9601, et seq.), and in the regulations adopted and publications promulgated pursuant thereto, or any other federal, state or local environmental law, ordinance, rule or regulation.
     “Hedging Agreement” means any interest rate swap, collar, cap, floor or forward rate agreement or other agreement regarding the hedging of interest rate risk exposure executed in connection with hedging the interest rate exposure of the Company or any Guarantor, and any confirming letter executed pursuant to such agreement, all as amended, supplemented, restated or otherwise modified from time to time.
     “Indebtedness” shall mean, without duplication, as to any Person (a) indebtedness for borrowed money; (b) indebtedness for the deferred purchase price of property or services; (c) indebtedness evidenced by bonds, debentures, notes or other similar instruments; (d) obligations and liabilities secured by a Lien upon property owned by such Person, whether or not owing by such Person and even though such Person has not assumed or become liable for the payment thereof; (e) obligations and liabilities directly or indirectly guaranteed by such Person; (f) obligations or liabilities created or arising under any conditional sales contract or other title retention agreement with respect to property used and/or acquired by such Person; (g) obligations of such Person as lessee under Capital Leases; (h) net liabilities of such Person under Hedging Agreements and foreign currency exchange agreements, as calculated on a basis reasonably satisfactory to the Bank and in accordance with commercially accepted practice; (i) all obligations of such Person in respect of bankers’ acceptances; (j) all obligations, contingent or otherwise of such Person as an account party in respect of letters of credit; and (k) all liabilities which would be reflected on a balance sheet of such Person, prepared in accordance with Generally Accepted Accounting Principles.
     “Interest Payment Date” shall mean (a) as to any Alternate Base Rate Loan, the first day of each calendar month, commencing April 1, 2009, (b) as to any Libor Rate Loan, at the option of the Bank, (i) the first day of each calendar month, commencing April 1, 2009, and on the last day of the Interest Period applicable thereto or (ii) the last day of the Interest Period applicable thereto, and (c) the date the Term Loan is otherwise paid in full or in part.
     “Interest Period” shall mean with (I) with respect to any Libor Rate Loan:
     (a) initially, the period commencing on the date such Libor Rate Loan is made and ending one, two or three months thereafter, as selected by the Company in its notice of borrowing as provided in Section 2.01(b), or in its notice of conversion as provided in Section 3.01(f); and
     (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Libor Rate Loan and ending one, two or three months thereafter, as selected by the Company by irrevocable written notice to the Bank not later than 11:00 a.m. three Business Days prior to the last day of the then current Interest Period with respect to such Libor Rate Loan; provided, however, that all of the foregoing provisions relating to Interest Periods are subject to the following:
     (i) if any Interest Period pertaining to a Libor Rate Loan would otherwise end on a day which is not a Business Day, the Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;
     (ii) if the Company shall fail to give notice as provided in clause (b) above, the Company shall be deemed to have requested conversion of the affected Libor Rate Loan to an Alternate Base Rate Loan on the last day of the then current Interest Period with respect thereto;
     (iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month;
     (iv) no more than four (4) Interest Periods may exist at any one time; and
     (v) the Company shall select Interest Periods so as not to require a payment or prepayment of any Libor Rate Loan during an Interest Period for such Libor Rate Loan.
     “Letter of Credit” shall mean any Commercial Letter of Credit or Standby Letter of Credit issued by the Bank for the account of a Letter of Credit Party, or any of them, pursuant to the terms of this Agreement.
     “Letter of Credit Party” shall mean the Company or any Guarantor.
     “Libor Rate Loan” shall mean Loans at such time as they are made and/or being maintained at a rate of interest based upon Reserve Adjusted Libor.
     “Lien” shall mean any lien (statutory or otherwise), security interest, mortgage, deed of trust, pledge, charge, conditional sale, title retention agreement, Capital Lease or other encumbrance or similar right of others, or any agreement to give any of the foregoing.
     “Loan Documents” shall mean, collectively, this Agreement, the Notes, the Guaranty, Security Documents, and each other agreement executed in connection with the transactions contemplated hereby or thereby.
     “Loans” shall mean, collectively, the Revolving Credit Loans and the Term Loans.
     “Material Adverse Effect” shall mean a material adverse effect on (a) the business, operations, properties or condition (financial or otherwise) of the Company or any Guarantor, or (b) the ability of the Company or any Guarantor to perform any of their respective material obligations under any Loan Document to which they are a party.
     “Material Contract” shall mean, with respect to any Person, each contract, instrument or agreement to which such Person is a party which is not entered into in the ordinary course of such Person’s business and which is material to the business, operations, properties or condition (financial or otherwise) of such Person.

     “Non-Domestic Person” shall mean any Person which is not organized under the laws of any state of the United States of America.
     “Non-Domestic Subsidiary” shall mean any Subsidiary of the Company or any Guarantor which is not a Domestic Subsidiary.
     “Notes” shall mean, collectively, the Revolving Credit Note and the Term Loan Notes. “Note” shall mean the Revolving Credit Note and each Term Loan Note individually.
     “Obligations” shall mean all obligations, liabilities and indebtedness of the Company to the Bank, whether now existing or hereafter created, absolute or contingent, direct or indirect, due or not, whether created directly or acquired by assignment or otherwise, arising under or in connection with this Agreement and the other Loan Documents, including, without limitation, all obligations, liabilities and indebtedness of the Company with respect to the principal of and interest on the Loans, reimbursement of Letters of Credit, obligations under any Hedging Agreement and foreign currency exchange agreements relating to the Indebtedness of the Company arising under this Agreement, and the payment and performance of all other obligations, liabilities, and indebtedness of the Company to the Bank hereunder (including the payment of amounts that would become due but for the operation of the automatic stay under Section 362(a) of the United States Bankruptcy Code, and interest that but for the filing of a petition in bankruptcy with respect to the Company, would accrue on such obligations, whether or not a claim is allowed against the Company for such interest in the related bankruptcy proceeding), under the Notes or with respect to the Loans, including without limitation all fees, costs, expenses and indemnity obligations hereunder. Notwithstanding anything to the contrary, the term Obligations when used in the Guaranty and the Security Documents shall include each Letter of Credit Party’s reimbursement obligations with respect to all Letters of Credit.
     “Officer’s Certificate” shall mean a certificate signed by an Executive Officer of the Company.
     “Payment Office” shall mean the Bank’s office located at 730 Veterans Memorial Highway, Hauppauge, New York 11788, Attention: Relationship Officer — Globecomm Systems Inc. or such other office hereinafter designated by the Bank as its Payment Office.
     “PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.
     “Permitted Acquisition” shall mean any acquisition (whether by merger or otherwise) by the Company or any Guarantor of more than 50% of the outstanding capital stock, membership interests, partnership interests or other similar ownership interests of a Person which is engaged in a line of business similar to the business (or reasonable extensions thereof) of the Company or such Guarantor or the purchase of all or substantially all of the assets owned by such Person or the purchase of a division, business unit or product line of a Person; provided (a) the Bank shall have received, simultaneously with the closing of such Permitted Acquisition, those documents required to be delivered pursuant to Section 6.10 hereof; (b) the Bank shall have received evidence reasonably satisfactory to it that the shares or other interests in the Person, or the assets of the Person, which is the subject of the Permitted Acquisition are, or will be promptly following the closing of such Permitted Acquisition, free and clear of all Liens, except Permitted

Liens, including, without limitation, with respect to the acquisition of shares or other equity interests, free of any restrictions on transfer other than restrictions applicable to the sale of securities under federal and state securities laws and regulations generally; (c) the Bank shall have received not less than five (5) Business Days preceding the closing of such Permitted Acquisition, the documentation governing the proposed acquisition, including, without limitation, the purchase agreement with respect thereto, together with such other additional documentation or information with respect to the proposed acquisition as the Bank may reasonably require; (d) no Default or Event of Default shall have occurred and be continuing immediately prior to or would occur after giving effect to the Acquisition on a pro forma basis and the Bank shall have received projections and pro forma financial statements showing that no Default or Event of Default shall have occurred after giving effect to such acquisition; (e) the acquisition has either (i) been approved by the Board of Directors or other governing body of the Person which is the subject of the acquisition or (ii) been recommended for approval by the Board of Directors or other governing body of such Person to the shareholders or other members of such Person and subsequently approved by the shareholders or such members if shareholder or such member approval is required under applicable law or the by-laws, certificate of incorporation or other governing instruments of such Person; (f) prior to the closing of any such acquisition, the Company shall have delivered evidence to the Bank that, on a pro forma basis, (i) the Company will be in compliance with the financial condition covenants of Section 7.13 hereof upon completion of such Acquisition; (g) evidence that the Person that is the subject of such Permitted Acquisition does not have a negative EBITDA, as calculated on a rolling four-quarter basis, (h) the aggregate purchase price (excluding consideration consisting of the Company’s common stock) paid in connection with all Permitted Acquisitions during the term of this Agreement shall not exceed the Term Loan Commitment; and (i) not more than two (2) Permitted Acquisitions may be consummated prior to the Term Loan Commitment Expiration Date, of which only one (1) Permitted Acquisition may involve the acquisition of ownership interests of a Non-Domestic Person or the purchase of all or substantially all of the assets owned by such Non-Domestic Person.
     “Permitted Liens” shall mean those Liens described in Section 7.01 hereof.
     “Permitted Investments” shall mean (i) direct obligations of the United States of America or any governmental agency thereof, provided that such obligations mature within one year from the date of acquisition thereof; (ii) dollar denominated certificates of time deposit maturing within one year issued by any commercial bank organized and existing under the laws of the United Sates or any state thereof and having aggregate capital and surplus in excess of $1,000,000,000; (iii) money market mutual funds having assets in excess of $2,500,000,000; or (iv) commercial paper rated not less than P-1 or A-1 or their equivalent by Moody’s Investor Services, Inc. or Standard & Poor’s Rating Group, respectively.
     “Person” shall mean any natural person, corporation, limited liability company, limited liability partnership, business trust, joint venture, association, company, partnership or Governmental Authority.
     “Plan” shall mean any multi-employer or single-employer plan defined in Section 4001 of ERISA, which is maintained, or at any time during the five calendar years preceding the date of this Agreement was maintained for employees of the Company, any Guarantor or an ERISA Affiliate.

     “Pledge Agreements” shall mean, collectively, those Pledge Agreements, substantially in the form attached hereto as Exhibit D, which may be hereinafter executed and delivered by the Company or a Guarantor with respect to any Non-Domestic Subsidiaries in accordance with Section 6.10 hereof, as same may hereafter be amended, restated, supplemented or otherwise modified, from time to time.
     “Prime Rate” shall mean the rate per annum publicly announced by the Bank from time to time as its prime rate in effect at its principal office, each change in the Prime Rate shall be effective on the date such change is announced to become effective.
     “Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System as the same may be amended or supplemented from time to time.
     “Reportable Event” shall mean an event described in Section 4043(b) of ERISA with respect to a Plan as to which the 30 day notice requirement has not been waived by the PBGC.
     “Reserve Adjusted Libor” shall mean with respect to the Interest Period pertaining to a Libor Rate Loan, a rate per annum equal to the product (rounded upwards to the next higher 1/16 of one percent) of (a) the annual rate of interest at which Dollar deposits of an amount equal to the amount of the portion of the proposed Libor Rate Loan and for a period equal to the Interest Period applicable thereto which appears on Telerate Page 3750 at approximately 11:00 A.M. (London time) on the second Business Day prior to the commencement of such Interest Period, multiplied by (b) the Eurocurrency Reserve Requirement.
     If the rate described in clause (a) above does not appear on the Telerate system on any applicable interest determination date, then the rate described in clause (a) shall be determined by reference to the rate for deposits in Dollars of an amount equal to the amount of the proposed Libor Rate Loan for a period substantially equal to the Interest Period on the Reuters Page “LIBO” (or such other page as may replace the LIBO Page on that service for the purpose of displaying such rates), as of 11:00 a.m. (London Time) on the date that is three Business Days prior to the beginning of such Interest Period.
     If both the Telerate and Reuters system are unavailable, then the rate described in clause (a) for that date will be determined on the basis of the offered rates for deposits in U.S. dollars for a period of time comparable to such applicable Interest Period which are offered by four major banks selected by the Bank in the London interbank market at approximately 11:00 a.m. (London time) on the day that is three Business Days preceding the first day of such Interest Period. The principal London office of each of the four major banks will be requested to provide a quotation of its U.S. dollar deposit offered rate. If at least two such quotations are provided, the rate described in clause (a) for that date will be the arithmetic mean of the quotations. If fewer than two quotations are provided as requested, the rate described in clause (a) for that date will be determined on the basis of the rates quoted for loans in U.S. dollars to leading European banks for a period of time comparable to such Interest Period offered by major banks in New York, New York at approximately 11:00 a.m. (New York, New York time) on the day that is three Business Days preceding the first day of such Interest Period. In the event that the Bank is unable to obtain any such quotation as provided above, it will be deemed that Reserve Adjusted Libor pursuant to a Libor Rate Loan cannot be determined.

     “Revolving Credit Commitment” shall mean the obligation of the Bank to make Revolving Credit Loans to the Company in an aggregate amount not to exceed $7,500,000.
     “Revolving Credit Commitment Period” shall mean the period from and including the Closing Date to, but not including, the Revolving Credit Commitment Termination Date or such earlier date as the Revolving Credit Commitment shall terminate as provided herein.
     “Revolving Credit Commitment Termination Date” shall mean the earlier of (a) the Term Loan Commitment Expiration Date and (b) March 9, 2010.
     “Revolving Credit Loans” shall have the meaning set forth in Section 2.01 hereof.
     “Revolving Credit Note” shall have the meaning set forth in Section 2.02 hereof.
     “SBLC Rate” shall mean the percentage set forth below opposite the average daily balance of cash and cash equivalents maintained in money market and certificates of deposit with the Bank during the applicable fiscal quarter:

Amount of Cash and Cash Equivalents	SBLC Rate
Less than $5,000,000	1.75%
Greater than or equal to $5,000,000, but less than $35,000,000	1.50%
Greater than or equal to $35,000,000	1.25%
     “Security Agreements” shall mean, collectively, the General Security Agreement, substantially in the form attached hereto as Exhibit E, to be executed and delivered on the Closing Date by the Company and each Guarantor and, thereafter, by each Person who may be required to execute the same pursuant to Section 6.10 hereof, as same may be amended, restated, supplemented or otherwise modified, from time to time.
     “Security Documents” shall mean the Security Agreements, the Pledge Agreements, and each other collateral security document delivered to the Bank hereunder.
     “Solvent” shall mean with respect to the Company or a Guarantor, as applicable, as of the date of determination thereof that (i) the amount of the “present fair saleable value” of the assets of such Person (including goodwill) will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise,” as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (ii) the present fair saleable value of the assets of such Person (including goodwill) will, as of such date, be greater than the amount that will be required on its debts as such debts become absolute and matured, (iii) such Person will not have as of such date, an unreasonably small amount of capital with which to conduct its business, and (iv) such Person will be able to pay its debts as they mature.
     “Standby Letter of Credit” shall mean any letter of credit issued to support an obligation of a Person and which may be drawn on only upon the failure of such Person to perform such obligation or other contingency.
     “Standby Letter of Credit Commitment” shall mean the obligation of the Bank to issue Standby Letters of Credit on the terms herein described in an aggregate amount up to $30,000,000.
     “Subordinated Debt” or “Subordinated Indebtedness” shall mean all debt which is subordinated in right of payment to the prior indefeasible payment in full of the Obligations of the Company and/or any Guarantor to the Bank, on terms reasonably satisfactory to and approved in writing by the Bank.
     “Subsidiaries” shall mean with respect to any Person any corporation, association or other business entity more than 50% of the voting stock or other ownership interest of which is at the time owned or controlled, directly or indirectly, by such Person or one or more of its Subsidiaries or a combination thereof.
     “Telerate Page 3750” shall mean the display designated as “Page 3750” on the Associated Press-Dow Jones Telerate Service (or such other page as may replace Page 3750 on the Associated Press-Dow Jones Telerate Service or such other service as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying British Bankers’ Association interest settlement rates for Dollar deposits). Each Reserve Adjusted Libor rate based on the rate displayed on Telerate Page 3750 shall be subject to corrections, if any, made in such rate and displayed by the Associated Press-Dow Jones Telerate Service within one hour of the time when such rate is first displayed by such service.
     “Term Loan” shall have the meaning set forth in Section 2.03.
     “Term Loan Commitment” shall mean the Bank’s obligation to make Term Loans on or prior to the Term Loan Commitment Expiration Date in an amount not to exceed $25,000,000.
     “Term Loan Commitment Expiration Date” shall mean shall mean the earlier of (a) the Revolving Credit Commitment Termination Date and (b) March 9, 2010.
     “Term Loan Maturity Date” shall mean, with respect to any Term Loan, a period not to exceed five years from the applicable Borrowing Date as selected by the Company in its notice of borrowing.
     “Term Loan Notes” shall have the meaning set forth in Section 2.04.
     “Total Credit Commitment” shall mean $50,000,000.
     “Turbo” shall mean Turbo Logic Associates, LLC, a Delaware limited liability company.
     “Type” shall mean as to any Loan its status as an Alternate Base Rate Loan or a Libor Rate Loan.

     “Unfunded Current Liability” of any Plan shall mean the amount, if any, by which the present value of the accrued benefits under the Plan as of the close of its most recent plan year exceeds the fair market value of the assets allocable thereto, determined in accordance with Section 412 of the Code.
     SECTION 1.02. Accounting Terms. Except as otherwise herein specifically provided, each accounting term used herein shall have the meaning given to it under Generally Accepted Accounting Principles. “Generally Accepted Accounting Principles” or “GAAP” shall mean those generally accepted accounting principles and practices which are recognized as such by the American Institute of Certified Public Accountants acting through the Financial Accounting Standards Board (“FASB”) or through other appropriate boards or committees thereof and which are consistently applied for all periods so as to properly reflect the Consolidated financial condition, and the Consolidated results of operations and cash flows of the Company and its Subsidiaries except that any accounting principle or practice required to be changed by the FASB (or other appropriate board or committee of the FASB) in order to continue as a generally accepted accounting principle or practice may be so changed. Any dispute or disagreement between the Company and the Bank relating to the determination of Generally Accepted Accounting Principles shall, in the absence of manifest error, be conclusively resolved for all purposes hereof by the written opinion with respect thereto, delivered to the Bank, of nationally recognized independent certified public accountants selected by the Company and reasonably acceptable to the Bank for the purpose of auditing the periodic Consolidated financial statements of the Company and its Subsidiaries.
ARTICLE II
LOANS
     SECTION 2.01. Revolving Credit Loans. (a) Subject to the terms and conditions, and relying upon the representations and warranties, set forth herein, the Bank agrees to make loans (individually a “Revolving Credit Loan” and, collectively, the “Revolving Credit Loans”) to the Company at any time or from time to time on or after the date hereof and until the Revolving Credit Commitment Termination Date in an aggregate principal amount at any time outstanding not in excess of the Revolving Credit Commitment, provided, however, that no Revolving Credit Loan shall be made if, after giving effect to such Revolving Credit Loan, the Aggregate Outstandings would exceed the Total Credit Commitment in effect at such time. During the Revolving Credit Commitment Period, the Company may from time to time borrow, repay and reborrow hereunder on or after the date hereof and prior to the Revolving Credit Commitment Termination Date, subject to the terms, provisions and limitations set forth herein. The Revolving Credit Loans may be (i) Libor Rate Loans, (ii) Alternate Base Rate Loans or (iii) a combination thereof.
          (b) The initial Revolving Credit Loan made by the Bank shall be made against delivery to the Bank of the Revolving Credit Note, payable to the order of the Bank, as referred to in Section 2.02 hereof. The Bank will make available each requested Revolving Credit Loan to the Company by crediting the proceeds thereof into an account of the Company at the Payment Office on the date and in the amount set forth in the applicable notice of borrowing.
          (c) The Company shall give the Bank irrevocable written notice (or telephonic notice promptly confirmed in writing) not later than 12:00 noon, New York, New York time, three Business Days prior to the date of each proposed Libor Rate Loan under this Section 2.01 or prior to 12:00 noon New York, New York time on the date of each proposed Alternate Base Rate Loan under this Section 2.01. Such notice shall be irrevocable and shall specify (i) the amount and Type of the proposed borrowing, (ii) the proposed use of the loan proceeds, (iii) the initial Interest Period if a Libor Rate Loan, and (iv) the proposed Borrowing Date. Except for borrowings which utilize the full remaining amount of the Revolving Credit Commitment, each borrowing of an Alternate Base Rate Loan shall be in an amount not less than $200,000 or, whole multiples of $100,000 in excess thereof. Each borrowing of a Libor Rate Loan shall be in an amount not less than $500,000 or whole multiples of $100,000 in excess thereof.
          (d) The Company shall have the right, upon not less than three Business Days’ prior written notice to the Bank, to terminate the Revolving Credit Commitment or from time to time to permanently reduce the amount of the Revolving Credit Commitment; provided, however, that no such termination or reduction shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Credit Loans made on the effective date thereof, the aggregate principal amount of the Revolving Credit Loans outstanding would exceed the Revolving Credit Commitment as then reduced; provided, further, that any such termination or reduction requiring prepayment of any Libor Rate Loan shall be made only on the last day of the Interest Period with respect thereto. Any such reduction shall be in the amount of $500,000 or whole multiples of $100,000 in excess thereof, and shall reduce permanently the amount of the Revolving Credit Commitment then in effect.
          (e) The Revolving Credit Commitment shall automatically terminate on the Revolving Credit Commitment Termination Date. Upon such termination, the Company shall immediately repay in full the principal amount of the Revolving Credit Loans then outstanding, together with all accrued interest thereon and all other amounts due and payable hereunder.
     SECTION 2.02. Revolving Credit Note. The Revolving Credit Loans made by the Bank shall be evidenced by the Revolving Credit Note, appropriately completed, duly executed and delivered on behalf of the Company and payable to the order of the Bank in a principal amount equal to the Revolving Credit Commitment. The date and amount of each Revolving Credit Loan, the Type and the date and amount of each payment or prepayment of principal of each Revolving Credit Loan shall be recorded on the grid schedule annexed to the Revolving Credit Note, and the Company authorizes the Bank to make such recordation; provided, however, that the failure of the Bank to set forth each such Revolving Credit Loan, payment and other information on such grid shall not in any manner affect the obligation of the Company to repay each Revolving Credit Loan made by the Bank in accordance with the terms of the Revolving Credit Note and this Agreement. The Revolving Credit Note, the grid schedule and the books and records of the Bank shall constitute conclusive evidence of the information so recorded absent manifest error. The aggregate unpaid amount of the Revolving Credit Loans of the Bank at any time shall be the principal amount owing on the Revolving Credit Note of the Company at such time.
     SECTION 2.03. Term Loans. (a) Subject to the terms and conditions set forth in this Agreement, the Bank agrees to make up to two (2) loans (individually, a “Term Loan” and, collectively, the “Term Loans”) to the Company at any time and from time to time during the Term Loan Commitment Period, in an aggregate principal amount outstanding not to exceed the Term Loan Commitment, provided, however, that no Term Loan shall be made if, after giving effect to such Term Loan, the Aggregate Outstandings would exceed the Total Credit

Commitment in effect at such time, and provided, further, that any Term Loan made to finance an Acquisition relating to the acquisition of ownership interests of a Non-Domestic Person or the purchase of all or substantially all of the assets owned by such Non-Domestic Person or the purchase of a division, business unit or product line of a Non-Domestic Person shall not exceed $12,500,000. Each borrowing of a Term Loan shall be in a minimum principal amount of $5,000,000. Availability under the Term Loan Commitment shall be reduced by an amount equal to the aggregate outstanding principal amount of the Term Loans. The Term Loans may be (i) Libor Rate Loans, (ii) Alternate Base Rate Loans or (iii) a combination thereof.
          (b) The Company shall give the Bank irrevocable written notice (or telephonic notice promptly confirmed in writing) not later than 12:00 noon, New York, New York time, three Business Days prior to the date of each proposed Libor Rate Loan under this Section 2.03 or prior to 12:00 noon New York, New York time on the date of each proposed Alternate Base Rate Loan under this Section 2.03. Such notice shall be irrevocable and shall specify (i) the amount and Type of the proposed borrowing, (ii) the initial Interest Period if a Libor Rate Loan, (iii) the proposed Borrowing Date and the (iv) the proposed Term Loan Maturity Date provided that such date shall not exceed five (5) years from the Borrowing Date of such Term Loan.
     SECTION 2.04. Term Loan Notes. Each Term Loan to the Company shall be evidenced by a promissory note of the Company (individually a “Term Loan Note” and, collectively, the “Term Loan Notes”), substantially in the form attached hereto as Exhibit B, each appropriately completed, duly executed and delivered on behalf of the Company and payable to the order of the Bank in a principal amount equal to the amount of such Term Loan advanced on the applicable Borrowing Date. Each Term Loan Note shall (a) be stated to mature on the applicable Term Loan Maturity Date, (b) bear interest from the date thereof until paid in full on the unpaid principal amount thereof from time to time outstanding as provided in Section 3.01 and (c) be payable in such number of consecutive equal monthly installments so that the amount of such Term Loan shall be full amortized by the applicable Term Loan Maturity Date and such installments shall commence on the first day of the month following the Borrowing Date of such Term Loan and on the first day of each month thereafter, provided that the outstanding principal amount of each Term Loan shall be due and payable on the applicable Term Loan Maturity Date, together with interest thereon as of such date. Each Term Loan shall bear interest from the date of funding thereof until paid in full on the unpaid principal amount thereof from time to time outstanding at the applicable interest rate per annum specified in Section 3.01. The date and amount of each Term Loan , the Type and the date and amount of each payment or prepayment of principal of such Term Loan shall be recorded on a schedule annexed to such Term Loan Note, and the Company authorizes the Bank to make such recordation; provided, however, that the failure of the Bank to set forth payments and other information in such grid shall not in any manner affect the obligation of the Company to repay each Term Loan made by the Bank in accordance with the terms of this Agreement. Each Term Loan Note, the grid schedule and the books and records of the Bank shall constitute conclusive evidence of the information so recorded absent manifest error.
     SECTION 2.05. Letters of Credit.
          (a) Generally. Subject to the terms and conditions set forth in this Agreement, upon the written request of a Letter of Credit Party in accordance herewith, the Bank shall issue, at any time during the Revolving Credit Commitment Period for the account of such Letter of

Credit Party, (i) Commercial Letters of Credit, in an aggregate amount not to exceed the Commercial Letter of Credit Commitment and (ii) Standby Letters of Credit, in an aggregate amount not to exceed the Standby Letter of Credit Commitment. Notwithstanding the foregoing, no Letter of Credit shall be issued or created if, after giving effect to the same, Aggregate Outstandings would exceed the Total Credit Commitment. The Company agrees that it shall be jointly and severally obligated with any other Letter of Credit Party for all Letters of Credit issued by the Bank hereunder regardless of whether the Company is the named account party for such Letter of Credit. Notwithstanding anything contained herein to the contrary, the Bank shall be under no obligation to issue a Letter of Credit, if any order, judgment or decree of any court, arbitrator or governmental authority shall purport by its terms to enjoin, restrict or restrain the Bank in any respect relating to the issuance of such Letter of Credit or a similar letter of credit, or any law, rule, regulation, policy, guideline or directive (whether or not having the force of law) from any governmental authority with jurisdiction over the Bank shall prohibit or direct the Bank in any respect relating to the issuance of such Letter of Credit or similar letter of credit, or shall impose upon the Bank with respect to any Letter of Credit any restrictions, any reserve or capital requirement or any loss, cost or expense not reimbursed by the Company and/or the applicable Letter of Credit Party to the Bank. Each request for issuance of a Letter of Credit shall be in writing and shall be received by the Bank by no later than 12:00 p.m. on the day which is at least two Business Days prior to the proposed date of issuance. Such issuance shall occur by no later than 5:00 p.m. on the proposed date of issuance (assuming proper prior notice as aforesaid). Subject to the terms and conditions contained herein, the expiry dates, the type of Letter of Credit (i.e., Commercial Letter of Credit or Standby Letter of Credit), the purpose, the amounts and the beneficiaries of the Letters of Credit will be as designated by the applicable Letter of Credit Party. Each Letter of Credit issued by the Bank hereunder shall identify: (i) the dates of issuance and expiry of such Letter of Credit, (ii) the amount of such Letter of Credit (which shall be a sum certain, although partial drawings shall be permitted), (iii) the beneficiary and account party of such Letter of Credit, and (iv) the drafts and other documents necessary to be presented to the Bank upon drawing thereunder. The Company and each Letter of Credit Party agrees to execute and deliver to the Bank such further documents and instruments in connection with any Letter of Credit issued hereunder (including without limitation, applications therefore and the Bank’s Master Letter of Credit Agreement) as the Bank in accordance with its customary practices may reasonably request.
          (b) Expiration Date. Each Commercial Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Commercial Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the Revolving Credit Commitment Termination Date. Each Standby Letter of Credit shall expire not later than the close of business on the date four years after the date of the issuance of such Standby Letter of Credit, provided that if the Letter of Credit Party so requests in any Letter of Credit application, the Bank may, in its sole and absolute discretion, agree to issue a Standby Letter of Credit that has an automatic extension provision, as may be described in the Bank’s Master Letter of Credit Agreement, provided that such Standby Letter of Credit must permit the Bank to prevent any such extension at least once in each twelve-month period by giving notice to the beneficiary thereof not later that a day during such twelve-month period to be agreed upon at the time such Standby Letter of Credit is issued. If this Agreement shall terminate, whether upon the Revolving Credit Commitment Termination Date or by reason of the occurrence and continuance of an Event of Default or otherwise, the Company shall either (x) arrange for any new lender to indemnify the Bank for the

Aggregate Letters of Credit Oustanding in a manner and pursuant to such documents satisfactory to the Bank in its sole discretion or (y) deposit in an account with the Bank an amount in cash equal to the Aggregate Letters of Credit Outstanding as of such date plus any accrued and unpaid interest thereon. Such deposit shall be held by the Bank as collateral for the payment and performance of the obligations of the Company under this Agreement. The Bank shall have exclusive dominion and control, including the exclusive right of withdrawal, over such accounts.
          (c) Drawings Under Letters of Credit. The applicable Letter of Credit Party and the Company hereby absolutely and unconditionally promise to pay to the Bank on the date of any drawing under a Letter of Credit, in immediately available funds from its accounts, the amount of such drawing under such Letter of Credit. If the Company and the applicable Letter of Credit Party so request by a notice of borrowing delivered to the Bank not later than 12:00 noon (New York, New York time) on the date of the drawing under a Letter of Credit in accordance with the terms hereof and if each of the conditions precedent to the making of a Loan set forth in Article V of this Agreement has been satisfied, on the Business Day on which a drawing under a Letter of Credit occurs, the amount of such drawing, plus interest thereon, for which the Bank has not been reimbursed by the Company and/or the relevant Letter of Credit Party, shall become a Revolving Credit Loan bearing interest at the Alternate Base Rate made by the Bank to the Company on such day.
          (d) Letter of Credit Obligations Absolute. (i) The obligations of the Company and the relevant Letter of Credit Party to reimburse the Bank as provided hereunder in respect of drawings or payments under Letters of Credit shall rank pari passu with the obligations of the Company to repay the Loans hereunder, shall be absolute and unconditional under any and all circumstances and shall be secured pro rata with the other Obligations pursuant to the Security Documents in accordance with the provisions of the Security Documents. Without limiting the generality of the foregoing, the obligation of the relevant Letter of Credit Party to reimburse the Bank in respect of drawings under Letters of Credit shall not be subject to any defense based on the non-application or misapplication by the beneficiary of the proceeds of any such payment or the legality, validity, regularity or enforceability of the Letters of Credit or any related document or any dispute between or among the Company and/or the relevant Letter of Credit Party, or any of them, the beneficiary of any Letter of Credit or any financing institution or other party to which any Letter of Credit may be transferred. The Bank may accept or pay any draft presented to it under any Letter of Credit regardless of when drawn and whether or not negotiated, if such draft, accompanying certificate or documents and any transmittal advice are presented or negotiated on or before the expiry date of the Letter of Credit or any renewal or extension thereof then in effect, and conforms to the terms and conditions of such Letter of Credit. Furthermore, neither the Bank nor any of its correspondents shall be responsible, as to any document presented under a Letter of Credit which appears to be regular on its face, and appears on its face to conform to the terms of the Letter of Credit, for the validity or sufficiency of any signature or endorsement, for delay in giving any notice or failure of any instrument to bear adequate reference to the Letter of Credit, or for failure of any Person to note the amount of any draft on the reverse of the Letter of Credit. The Bank shall have the right, in its sole discretion, to decline to accept any documents and to decline making payment under any Letter of Credit if the documents presented are not in strict compliance with the terms of such Letter of Credit.
               (ii) Any action, inaction or omission on the part of the Bank or any of its correspondents under or in connection with any Letter of Credit or the related instruments, documents or property, if in good faith and in conformity with such laws, regulations or commercially reasonable customs as are applicable, shall be binding upon the Company and the other Letter of Credit Parties and shall not place the Bank or any of its correspondents under any liability to the Company or any other Letter of Credit Party, or any of them, in the absence of (i) gross negligence or willful misconduct by the Bank or its correspondents or (ii) the failure by the Bank to pay under a Letter of Credit after presentation of a draft and documents strictly complying with such Letter of Credit unless the Bank is prohibited from making such payment pursuant to a court order. The Bank’s rights, powers, privileges and immunities specified in or arising under this Agreement are in addition to any heretofore or at any time hereafter otherwise created or arising, whether by statute or rule of law or contract. All Letters of Credit issued hereunder will, except to the extent otherwise expressly provided hereunder, be governed by the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce, Publication No. 500, and any subsequent revisions thereof.
          (e) Existing Letters of Credit. The Company and the Bank agrees that, from and after the Closing Date, subject to the satisfaction of the conditions precedent to the initial Loans hereunder as set forth in Article V hereof, the Existing Letters of Credit shall be Letters of Credit for all purposes under this Agreement.
          (f) Letters of Credit Issued for Guarantors. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Letter of Credit Party other than the Company, the Company shall be obligated to reimburse the Bank hereunder for any and all drawings under such Letter of Credit. The Company hereby acknowledges that the issuance of Letters of Credit for the account of any other Letter of Credit Party inures to the benefit of the Company, and that the Company’s business derives substantial benefits from the businesses of such other Letter of Credit Parties.
ARTICLE III
INTEREST RATE; FEES AND PAYMENTS; USE OF PROCEEDS
     SECTION 3.01. Interest Rate.
          (a) Each Alternate Base Rate Loan shall bear interest for the period from the date thereof on the unpaid principal amount thereof at a fluctuating rate per annum equal to the Alternate Base Rate plus the Applicable Margin.
          (b) Each Libor Rate Loan shall bear interest for the Interest Period applicable thereto on the unpaid principal amount thereof at a rate per annum equal to the Reserve Adjusted Libor determined for each Interest Period thereof in accordance with the terms hereof plus the Applicable Margin.
          (c) Upon the occurrence and during the continuance of an Event of Default the outstanding principal amount of the Loans (excluding any defaulted payment of principal accruing interest in accordance with clause (d) below), shall, at the option of the Bank, bear interest payable on demand at a rate of interest 2% per annum in excess of the interest rate otherwise then in effect or, if no rate is in effect, 2% per annum in excess of the Alternate Base Rate.

          (d) If the Company shall default in the payment of the principal of or interest on any portion of the Loans or any other amount becoming due hereunder, interest, fees, expenses or otherwise, the Company shall pay interest on such defaulted amount accruing from the date of such default (without reference to any period of grace) up to and including the date of actual payment (after as well as before judgment) at a rate of 2% per annum in excess of the rate otherwise in effect or, if no rate is in effect, 2% per annum in excess of the Alternate Base Rate.
          (e) The Company may elect from time to time to convert all or a portion of an outstanding Loan from a Libor Rate Loan to a Alternate Base Rate Loan, by giving the Bank at least three Business Day’s prior irrevocable written notice of such election, provided that any such conversion of Libor Rate Loans shall only be made on the last day of an Interest Period with respect thereto. The Company may elect from time to time to convert the outstanding Loan from an Alternate Base Rate Loan to a Libor Rate Loan by giving the Bank irrevocable written notice of such election not later than 11:00 a.m. (New York, New York time), three Business Days prior to the date of the proposed conversion, with respect to a Libor Rate Loan. All or any part of outstanding Alternate Base Rate Loans may be converted as provided herein, provided that each conversion shall be in a principal amount of $500,000 or whole multiples of $500,000 in excess thereof, with respect to Revolving Credit Loans, or $1,000,000 or whole multiples of $1,000,000 in excess thereof, with respect to Term Loans, and further provided that no Default or Event of Default shall have occurred and be continuing. Any conversion to or from any Libor Rate Loans hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of all Libor Rate Loans which are (x) Revolving Credit Loan, having the same Interest Period shall not be less than $500,000 and (y) Term Loans, having the same Interest Period shall not be less than $1,000,000.
          (f) Any Libor Rate Loan in a minimum principal amount of $500,000, with respect to a Revolving Credit Loan, or $1,000,000, with respect to a Term Loan, may be continued as such upon the expiration of an Interest Period with respect thereto by compliance by the Company with the notice provisions contained in the definition of Interest Period; provided, that no Libor Rate Loan may be continued as such when any Default or Event of Default has occurred and is continuing, but shall be automatically converted to an Alternate Base Rate Loan on the last day of the Interest Period in effect when the Bank is notified, or otherwise has actual knowledge, of such Default or Event of Default.
          (g) If the Company shall fail to select the duration of any Interest Period for any Libor Rate Loan in accordance with the definition of “Interest Period” set forth in Section 1.01, the Company shall be deemed to have selected an Interest Period of one month.
          (h) No Loan may be funded as a Libor Rate Loan, or converted to or continued as a Libor Rate Loan, with an Interest Period that extends beyond the Term Loan Maturity Date, with respect to a Term Loan or the Revolving Credit Commitment Termination Date, with respect to the Revolving Loans.
          (i) Anything in this Agreement or in any Note to the contrary notwithstanding, the obligation of the Company to make payments of interest shall be subject to the limitation that payments of interest shall not be required to be paid to the Bank to the extent that the charging or receipt thereof would not be permissible under the law or laws applicable to the Bank limiting the rates of interest that may be charged or collected by the Bank. In each such event payments of interest required to be paid to the Bank shall be calculated at the highest rate permitted by applicable law until such time as the rates of interest required hereunder may lawfully be charged and collected by the Bank. If the provisions of this Agreement or any Note would at any time otherwise require payment by the Company to the Bank of any amount of interest in excess of the maximum amount then permitted by applicable law, the interest payments to the Bank shall be reduced to the extent necessary so that the Bank shall not receive interest in excess of such maximum amount. To the extent that, pursuant to the foregoing sentence, the Bank shall receive interest payments hereunder or under any Note in an amount less than the amount otherwise provided herein or in any Note, such deficit (hereinafter called the “Interest Deficit”) will accumulate and will be carried forward (without interest) until the termination of this Agreement. Interest otherwise payable to the Bank hereunder and under any Note for any subsequent period shall be increased by such maximum amount of the Interest Deficit that may be so added without causing the Bank to receive interest in excess of the maximum amount then permitted by applicable law.
          (j) Interest on each Loan shall be payable in arrears on each Interest Payment Date and shall be calculated on the basis year of 360 days and shall be payable for the actual days elapsed. Any rate of interest on the Loans or other Obligations which is computed on the basis of the Alternate Base Rate shall change when and as the Alternate Base Rate changes in accordance with the definition thereof. Each determination by the Bank of an interest rate or fee hereunder shall, absent manifest error, be conclusive and binding for all purposes.
     SECTION 3.02. Use of Proceeds. The proceeds of the Revolving Credit Loans shall be solely used to finance the working capital needs and general corporate purposes of the Company in the ordinary course of business. The proceeds of the Term Loans shall be used by the Company to finance up to ninety percent (90%) of the purchase price to be paid by the Company in connection with a Permitted Acquisition. Letters of Credit shall be issued by the Bank for the account of the applicable Letter of Credit Party and shall be issued for purposes in connection with, and in the ordinary course of, the business of such Letter of Credit Party consistent with historical purposes of such Letter of Credit Party prior to the date hereof.
     SECTION 3.03. Prepayments.
          (a) Voluntary. The Company may at any time and from time to time prepay the then outstanding portion of a Term Loan, in whole or in part, without premium or penalty, except as provided in Section 3.08 hereof, upon written notice to the Bank (or telephonic notice promptly confirmed in writing) not later than 11:00 a.m. New York, New York time, three Business Days before the date of prepayment with respect to prepayments of Libor Rate Loans, or 11:00 a.m. New York, New York time on the proposed date of prepayment with respect to Alternate Base Rate Loans. Each notice shall be irrevocable and shall specify the date and amount of prepayment and whether such prepayment is of Libor Rate Loans or Alternate Base Rate Loans or a combination thereof, and if a combination thereof, the amount of prepayment allocable to each. If such notice is given, the Company shall make such prepayment, and the amount specified in such notice shall be due and payable, on the date specified therein. Each partial prepayment pursuant to this Section 3.03 hereof shall be in a principal amount of (i) $1,000,000 or whole multiples of $1,000,000 in excess thereof with respect to Libor Rate Loans and (ii) $1,000,000 or whole multiples of $1,000,000 in excess thereof with respect to Alternate Base Rate Loans. All prepayments shall be accompanied by accrued interest on the principal amount being prepaid to the date of prepayment.

          (b) Mandatory. The Company shall apply the net cash proceeds (after costs and expenses) realized by the Company upon any Debt Issuance or Equity Issuance to prepay the outstanding Term Loans hereunder. Such net proceeds shall be paid to the Bank promptly upon the closing of any such Debt Issuance or Equity Issuance and will be applied by the Bank to the remaining installments of the outstanding Term Loans in the inverse order of maturity. Such prepayments shall be applied first to the Term Loan having the latest maturity date until paid in full, and thereafter to the remaining Term Loans in inverse order of their respective maturity dates.
       All prepayments shall be applied, first to Alternate Base Rate Loans outstanding and second, to Libor Rate Loans outstanding, in such order as the Bank shall determine in its sole and absolute discretion. All prepayments shall be accompanied by accrued interest on the principal amount being prepaid to the date of prepayment. All partial prepayments of the Term Loans shall be applied to the remaining installments of principal in inverse order of maturity.
     SECTION 3.04. Fees.
          (a) The Company agrees to pay to the Bank a non-refundable upfront fee of $62,500, which fee shall be payable on the Closing Date.
          (b) The Company shall pay to the Bank a commission with respect to each Standby Letter of Credit equal to the product of (i) the applicable SBLC Rate on the date of issuance multiplied by (ii) the face amount of such  Standby Letter of Credit, which commission shall be payable as follows: twenty five percent (25%) of the aggregate commission shall be payable on the issuance of such Standby Letter of Credit and twenty five percent (25%) of the aggregate commission shall be payable on the first day of following three quarterly periods thereafter. The Company shall pay to the Bank, with respect to each Commercial Letter of Credit 0.25% of the stated amount of such Commercial Letter of Credit upon its issuance and 0.25% of the amount drawn under such Letter of Credit or, in the event of termination or expiration, available to be drawn under such Commercial Letter of Credit. In addition, the Company shall pay to the Bank, on demand, all customary fees charged by the Bank with respect to the issuance, processing and administration of Letters of Credit (including, without limitation, amendments, renewals or extensions of letters of credit), all subject to such standard minimums now or hereinafter in effect.
          (c) Simultaneously with the funding of a Term Loan, the Company agrees to pay to the Bank a nonrefundable structuring fee equal to one-quarter of one percent (0.25%) of the amount of such Term Loan.
     SECTION 3.05. Inability to Determine Interest Rate. In the event that the Bank shall have determined (which determination shall be conclusive and binding upon the Company) that, by reason of circumstances affecting the London interbank market, adequate and reasonable means do not exist for ascertaining the Reserve Adjusted Libor applicable pursuant to Section 3.01(b) for any requested Interest Period with respect to (a) the making of a Libor Rate Loan, (b) a Libor Rate Loan that will result from the requested conversion of an Alternate Base Rate Loan to a Libor Rate Loan or a Libor Rate Loan of one type into a Libor Rate Loan of another type, or (c) the continuation of a Libor Rate Loan beyond the expiration of the then current Interest Period with respect thereto, the Bank shall forthwith give notice by telephone of such determination, promptly confirmed in writing, to the Company of such determination. Until the Bank notifies the Company that the circumstances giving rise to the suspension described herein no longer exist (which notification shall be given promptly by the Bank either verbally or in writing and, if verbally, promptly confirmed in writing,), the Company shall not have the right to request or continue a Libor Rate Loan or to convert an Alternate Base Rate Loan to a Libor Rate Loan.
     SECTION 3.06. Illegality. Notwithstanding any other provisions herein, if any introduction of or change in any law, regulation, treaty or directive or in the interpretation or application thereof shall make it unlawful for the Bank to make or maintain Libor Rate Loans as contemplated by this Agreement, the Bank shall forthwith give notice by telephone of such circumstances, promptly confirmed in writing, and (a) the commitment of the Bank to make and to allow conversion to or continuations of Libor Rate Loans shall forthwith be cancelled for the duration of such illegality and (b) the Loans then outstanding as Libor Rate Loans, if any, shall be converted automatically to Alternate Base Rate Loans on the next succeeding last day of each Interest Period applicable to such Libor Rate Loans or within such earlier period as may be required by law. The Company shall pay to the Bank, upon demand, any additional amounts required to be paid pursuant to Section 3.08 hereof.
     SECTION 3.07. Increased Costs.
     (a) In the event that any introduction of or change in, on or after the date hereof, any applicable law, regulation, treaty, order, directive or in the interpretation or application thereof (including, without limitation, any request, guideline or policy, whether or not having the force of law, of or from any central bank or other governmental authority, agency or instrumentality and including, without limitation, Regulation D), by any authority charged with the administration or interpretation thereof shall occur, which:
     (i) shall subject the Bank to any tax of any kind whatsoever with respect to this Agreement, any Note, any Loan, or change the basis of taxation of payments to the Bank of principal, interest, fees or any other amount payable hereunder (other than any tax that is measured with respect to the overall net income of the Bank or lending office of the Bank and that is imposed by the United States of America, or any political subdivision or taxing authority thereof or therein, or by any jurisdiction in which the Bank’s lending office is located, or by any jurisdiction in which the Bank is organized, has its principal office or is managed and controlled); or
     (ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement (whether or not having the force of law) against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of the Bank; or
     (iii) shall impose on the Bank any other condition, or change therein directly relating to this Agreement, any Note or any Loan; and the result of any of the foregoing is to increase the cost to the Bank of making, renewing or maintaining or participating in advances or extensions of credit hereunder or to reduce any amount receivable hereunder, in each case by an amount which the Bank deems material, then, in any such case, the Company shall pay the Bank, upon demand, such additional amount or amounts as will reimburse the Bank for such increased costs or reduction.
     (b) If the Bank shall have determined that the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank (or any lending office of the Bank) or the Bank’s holding company, with any request or directive regarding capital adequacy (whether or not having the force of the law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the Bank’s capital or on the capital of the Bank’s holding company as a consequence of its obligations hereunder to a level below that which the Bank could have achieved but for such adoption, change or compliance (taking into consideration the Bank’s policies and the policies of the Bank’s holding company with respect to capital adequacy) by an amount deemed by the Bank to be material, then from time to time, the Company shall pay to the Bank, the additional amount or amounts as will reimburse the Bank or the Bank’s holding company for such reduction directly relating to this Agreement, any Note or any Loan. The Bank’s determination of such amounts, upon presentation thereof to the Company, shall be conclusive and binding on the Company absent manifest error.
     (c) A certificate of the Bank setting forth the basis and calculation of any such determination, and the amount or amounts payable pursuant to Sections 3.07(a) and 3.07(b) above, shall be conclusive absent manifest error. The Company shall pay the Bank the amount shown as due on any such certificate within 10 days after receipt thereof.
     SECTION 3.08. Indemnity. The Company agrees to indemnify the Bank and to hold the Bank harmless from any loss, cost or expense which the Bank may sustain or incur, including, without limitation, interest or fees payable by the Bank to lenders of funds obtained by it in order to maintain Libor Rate Loans hereunder, as a consequence of (a) default by the Company in payment of the principal amount of or interest on any Libor Rate Loan, (b) default by the Company to accept or make a borrowing of a Libor Rate Loan or a conversion into or continuation of a Libor Rate Loan after the Company has requested such borrowing, conversion or continuation, (c) default by the Company in making any prepayment of any Libor Rate Loan after the Company gives a notice in accordance with Section 3.03 of this Agreement and/or (d) the making of any payment or prepayment (whether mandatory or optional) of a Libor Rate Loan or the making of any conversion of a Libor Rate Loan to an Alternate Base Rate Loan on a day which is not the last day of the applicable Interest Period with respect thereto. A certificate of the Bank setting forth the basis, the calculation of any such determination and such amounts shall be conclusive absent manifest error. The Company shall pay the Bank the amount shown as due on any certificate within ten days after receipt thereof.
     SECTION 3.09. Taxes. Except as required by law, all payments made by the Company under this Agreement shall be made free and clear of, and without reduction for or on account of, any present or future taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding income and franchise taxes imposed on the Bank by (i) the United States of America or any political subdivision or taxing authority thereof or therein, (ii) the jurisdiction under the laws of which the Bank is organized or in which it has its principal office or is managed and controlled or any political subdivision or taxing authority thereof or therein, or (iii) any jurisdiction in which the Bank’s lending office is located or any political subdivision or taxing authority thereof or therein (such non-excluded taxes being called “Taxes”). If any Taxes are required to be withheld from any amounts payable to the Bank hereunder, or under any Note, the amount so payable to the Bank shall be increased to the extent necessary to yield to the Bank (after payment of all Taxes and free and clear of all liability in respect of such Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement and the Notes. Whenever any Taxes are payable by the Company, as promptly as possible thereafter, the Company shall send to the Bank, as the case may be, a certified copy of an original official receipt showing payment thereof. If the Company fails to pay Taxes when due to the appropriate taxing authority or fails to remit to the Bank the required receipts or other required documentary evidence, the Company shall indemnify the Bank for any incremental taxes, interest or penalties that may become payable by the Bank as a result of any such failure together with any actual expenses payable by the Bank in connection therewith.
     SECTION 3.10. Payments. All payments (including prepayments) to be made by the Company on account of principal, interest, fees and reimbursement obligations shall be made without set-off or counterclaim and shall be made to the Bank, at the Payment Office of the Bank in Dollars in immediately available funds not later than 12:00 noon, New York, New York time, on the date on which they are payable. The Bank may, in its sole discretion, directly charge principal and interest payments due in respect of the Loans to the Company’s accounts at the Payment Office or other office of the Bank. Except as otherwise provided in the definition of “Interest Period”, if any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.
     SECTION 3.11. Disbursement of Loans. The Bank shall make the Loans available to the Company at the Payment Office by crediting the account of the Company with such amount and in like funds.
     SECTION 3.12. Manner of Payment. The Bank may (but shall not be obligated to) debit any deposit account of the Company with the Bank for the amount of any such payment. The Bank may in its sole discretion directly charge one or more of the Company’s accounts at the Payment Office or other office of the Bank for all interest and principal payments due in respect of the Loans and all fees payable hereunder. Except as otherwise provided in the definition of “Interest Period”, if any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
     In order to induce the Bank to enter into this Agreement and to make the Loans herein provided for, the Company represents and warrants to the Bank that:
     SECTION 4.01. Organization, Corporate Powers, etc. The Company and each

Guarantor (i) is a corporation duly incorporated, or a limited liability company duly formed, validly existing and in good standing under the laws of the state of its incorporation or formation, (ii) has the power and authority to own properties and to carry on its business as now being conducted, (iii) is duly qualified to do business in every jurisdiction wherein the conduct of its business or the ownership of its properties are such as to require such qualification, (iv) has the power to execute and perform each of the Loan Documents to which it is a party, (v) with respect to the Company, has the power to borrow hereunder and to execute and deliver the Notes, and (vi) is in compliance with all applicable federal, state and local laws, rules and regulations except where the failure to be in compliance could not reasonably be expected to have a Material Adverse Effect.
     SECTION 4.02. Authorization of Borrowing, Enforceable Obligations. The execution, delivery and performance by the Company of this Agreement, and the other Loan Documents to which it is a party, the borrowings by the Company hereunder, and the execution, delivery and performance of each Guarantor of the Loan Documents to which such Guarantor is a party, (a) have been duly authorized by all requisite corporate or limited liability company action, (b) will not violate or require any consent under (i) any provision of law applicable to the Company or any Guarantor, any governmental rule or regulation, or the Certificate of Incorporation, By-laws, or other organizational documents, as applicable, of the Company or any Guarantor or (ii) any order of any court or other agency of government binding on the Company or any Guarantor or any indenture, agreement or other instrument to which the Company or any Guarantor is a party, or by which the Company or any Guarantor or any of its property is bound, and (c) will not be in conflict with, result in a breach of or constitute (with due notice and/or lapse of time) a default under, any such indenture, agreement or other instrument, or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the property or assets of the Company or any Guarantor other than as contemplated by this Agreement or the other Loan Documents. This Agreement and each other Loan Document to which the Company and each Guarantor is a party, constitutes a legal, valid and binding obligation of the Company and each Guarantor as the case may be, enforceable against the Company and each Guarantor, as the case may be, in accordance with its terms.
     SECTION 4.03. Financial Condition. The Company has heretofore furnished to the Bank (a) the audited Consolidated balance sheet of Company and its Subsidiaries and the related audited statements of income, retained earnings and cash flow of Company and its Subsidiaries prepared by Ernst & Young, LLP, certified accountants, for the fiscal year ended June 30, 2008 and (b) the unaudited Consolidated balance sheet of the Company and its Subsidiaries and the related unaudited statements of income, retain earning and cash flow of the Company and its Subsidiaries for the six-month period ended December 31, 2008 (collectively, the “financial statements”). The financial statements were prepared in conformity with Generally Accepted Accounting Principles and, to the Company’s knowledge, fairly present the financial position and results of operations of the Company and its Subsidiaries as of the date of such financial statements and for the periods to which they relate and, since the date of such financial statements, no material adverse change in the business, operations or assets or condition (financial or otherwise) of the Company and its Subsidiaries has occurred. The Company shall deliver to the Bank a certificate by the Chief Financial Officer of the Company to that effect on the Closing Date. There are no obligations or liabilities, contingent or otherwise, of the Company and its Subsidiaries which are not reflected on such statements other than obligations incurred in the ordinary course of the Company’s business since the date of such financial statements or specifically disclosed elsewhere in this Agreement or any schedule hereto, subject, however, to normal year-end adjustments with respect to the unaudited financial statements referred to above.
     SECTION 4.04. Taxes. The Company and each Guarantor has filed or caused to be filed all federal, state and local tax returns which are required to be filed, and has paid or has caused to be paid all taxes as shown on said returns or on any assessment received by them, to the extent that such taxes have become due, except taxes which are being contested in good faith and which are reserved against in accordance with Generally Accepted Accounting Principles.
     SECTION 4.05. Title to Properties. The Company and each Guarantor has good and marketable title to their respective properties and assets, except for such properties and assets as have been disposed of since the date of such financial statements as no longer used or useful in the conduct of their respective business or as have been disposed of in the ordinary course of business, and all such properties and assets are free and clear of all Liens, except as permitted by Section 7.01.
     SECTION 4.06. Litigation.
          (a) There are no actions, suits or proceedings (whether or not purportedly on behalf of the Company or any Guarantor) pending or, to the knowledge of the Company, threatened against or affecting the Company or any Guarantor at law or in equity or before or by any Governmental Authority, which involve any of the transactions contemplated herein or which, if adversely determined against the Company or such Guarantor, could reasonably be expected to result in a Material Adverse Effect.
          (b) Neither the Company nor any Guarantor is in default with respect to any judgment, writ, injunction, decree, rule or regulation of any Governmental Authority, other than as set forth on Schedule VI hereto.
     SECTION 4.07. Agreements. Neither the Company nor any Guarantor is a party to any agreement or instrument or subject to any charter or other corporate restriction or any judgment, order, writ, injunction, decree or regulation which could reasonably be expected to have a Material Adverse Effect. Neither the Company nor any Guarantor is in default in any manner which could have a Material Adverse Effect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party.
     SECTION 4.08. Compliance with ERISA. Each Plan is in compliance with ERISA; no Plan is insolvent or in reorganization, no Plan has an Unfunded Current Liability, and no Plan has an accumulated or waived funding deficiency or permitted decreases in its funding standard account within the meaning of Section 412 of the Code; neither the Company nor any ERISA Affiliate nor any Guarantor has incurred any material liability to or on account of a Plan pursuant to Section 515, 4062, 4063, 4064, 4201 or 4204 of ERISA or expects to incur any liability under any of the foregoing sections on account of the termination of participation in or contributions to any such Plan, no proceedings have been instituted to terminate any Plan, no condition exists which presents a risk to the Company or any Guarantor of incurring a liability to or on account of a Plan pursuant to the foregoing provisions of ERISA and the Code; no lien imposed under the Code or ERISA on the assets of the Company or any Guarantor exists or is likely to arise on account of any Plan; and the Company, and each Guarantor may terminate contributions to any other employee benefit plans maintained by them without incurring any material liability to any person interested therein.
     SECTION 4.09. Federal Reserve Regulations; Use of Proceeds.
          (a) Neither the Company nor any Guarantor is engaged principally in, nor has as one of its important activities, the business of extending credit for the purpose of purchasing or carrying any “margin stock” (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System of the United States, as amended to the date hereof). If requested by the Bank, the Company will, and will cause each Guarantor to, furnish to the Bank such a statement on Federal Reserve Form U-1.
          (b) No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or to carry margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock, or to refund indebtedness originally incurred for such purposes, or (ii) for any purpose which violates or is inconsistent with the provisions of the Regulations T, U, or X of the Board of Governors of The Federal Reserve System.
          (c) The proceeds of the Loans shall be used solely for the purposes permitted under Section 3.02.
     SECTION 4.10. Approvals. No registration with or consent or approval of, or other action by, any Governmental Authority or any other Person is required in connection with the execution, delivery and performance of this Agreement by the Company or any Guarantor, or with the execution and delivery of other Loan Documents to which it is a party or, with respect to the Company, the borrowings hereunder.
     SECTION 4.11. Subsidiaries and Affiliates. Attached hereto as Schedule I is a correct and complete list of the Company’s Subsidiaries and Affiliates showing as to each Subsidiary and Affiliate, its name, the jurisdiction of its incorporation or formation, its shareholders or other owners of an interest in each Subsidiary and the number of outstanding shares or other ownership interest owned by each shareholder or other owner of an interest. Lyman Maryland Properties, LLC, a Utah limited liability company, was dissolved on or about February 25, 2008.
     SECTION 4.12. Hazardous Materials. Except as set forth in environmental reports provided to the Bank, the Company and each Guarantor are each in compliance with all federal, state or local laws, ordinances, rules or regulations governing Hazardous Materials and (a) neither the Company nor any Guarantor has used Hazardous Materials on, from, or affecting any property now owned or occupied by the Company or any Guarantor in any manner which violates federal, state or local laws, ordinances, rules or regulations governing the use, storage, treatment, transportation, manufacture, refinement, handling, production or disposal of Hazardous Materials; and (b) to the best knowledge of the Company and each Guarantor, no prior owner of any such property or any tenant, subtenant, prior tenant or prior subtenant has used Hazardous Materials on, from, or affecting such property in any manner which violates federal, state or local laws, ordinances, rules or regulations governing the use, storage, treatment, transportation, manufacture, refinement, handling, production or disposal of Hazardous Materials, except where failure to so comply could not reasonably be expected to have a Material Adverse Effect.
     SECTION 4.13. Investment Company Act. Neither the Company nor any Guarantor is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.
     SECTION 4.14. No Default. No event has occurred and is continuing and no condition exists which constitutes a Default or an Event of Default.
     SECTION 4.15. Material Contracts. Each Material Contract of the Company and each Guarantor (i) is in full force and effect and is binding upon and enforceable against the Company or each Guarantor, as the case may be, and, to the knowledge of the Company, all other parties thereto in accordance with its terms, and (ii) there exists no default under any Material Contract by the Company or any Guarantor or, to the knowledge of the Company, by any other party thereto which has not been fully cured or waived.
     SECTION 4.16. Permits and Licenses. Each of the Company and each Guarantor has all obtained all material licenses, permits, franchises, or other governmental authorizations necessary to the ownership of its property or to the conduct of its activities, and shall obtain all such licenses, permits, franchises, or other governmental authorizations as may be required in the future to the extent that the failure to obtain them would materially and adversely affect the ability of the Company or any Guarantor to conduct its activities as currently conducted, or in the future may be conducted, or the condition (financial or otherwise) of the Company or any Guarantor.
     SECTION 4.17. Compliance with Law. The Company and each Guarantor are each in compliance with all laws, rules, regulations, orders and decrees which are applicable to the Company or any Guarantor, or to any of their respective properties, which the failure to comply with could reasonably be expected to have a Material Adverse Effect.
     SECTION 4.18. Disclosure. No representation or warranty of the Company or any Guarantor contained in this Agreement, any other Loan Document, or any other document, certificate or written statement furnished to the Bank by or on behalf of the Company or any Guarantor for use in connection with the transactions contemplated by this Agreement contains any untrue statement of material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which they were made.
     SECTION 4.19. Security Documents. To the best of its knowledge, each Security Document executed by the Company and the Guarantor shall constitute a valid and continuing lien on and security interest in the collateral referred to in such Security Document in favor of the Bank prior to all other Liens, claims and right of all other Persons, other than Permitted Liens, and shall be enforceable as such against all other Persons.
     SECTION 4.20. Globecomm UK and Lyman Maryland Properties. Globecomm Systems Europe Ltd., a United Kingdom corporation, and Lyman Maryland Properties, LLC, a

Utah limited liability company, have each been dissolved and are no longer in existence.
ARTICLE V
CONDITIONS OF LENDING
     SECTION 5.01. Conditions To Initial Loans. The obligation of the Bank to make the Loans hereunder is subject to the following conditions precedent:
          (a) Revolving Credit Note. On or prior to the Closing Date, the Bank shall have received the Revolving Credit Note duly executed by the Company.
          (b) Other Loan Documents. On or prior to the Closing Date, the Bank shall have received (i) the Guaranties duly executed by each of the Guarantors, and (ii) the Security Documents, each duly executed by the Company and each Guarantor, as applicable, along with financing statements on form UCC-1 describing the collateral covered by the Security Agreement.
          (c) Supporting Documents. The Bank shall have received on or prior to the Closing Date (a) a certificate of the Secretary or an Assistant Secretary of the Company and of each Guarantor dated the Closing Date and certifying (i) that attached thereto is a true and complete copy (including any amendments thereto) of the Certificate of Incorporation and the By-laws or the Articles of Organization and the Operating Agreement, as applicable, of the Company or such Guarantor; (ii) that attached thereto is a true and complete copy of resolutions adopted by the Board of Directors of the Company and each Guarantor, authorizing the execution, delivery and performance of this Agreement and of each Loan Document to be delivered on the Closing Date to which it is a party and, with respect to the Company, the borrowings hereunder; and (iii) the incumbency and specimen signature of each officer of the Company and each Guarantor executing each Loan Document to which the Company or a Guarantor is a party and any certificates or instruments furnished pursuant hereto or thereto, and a certification by another officer of the Company and each Guarantor as to the incumbency and signature of the Secretary or Assistant Secretary of the Company and each Guarantor; and (b) such other documents as the Bank may reasonably request.
          (d) Opinion of Counsel. On the Closing Date, the Bank shall have received a written opinion of counsel for the Company and the Guarantors dated the Closing Date and addressed to the Bank substantially in the form of Exhibit F attached hereto.
          (e) No Material Adverse Changes. There shall not have occurred in the sole opinion of the Bank reasonably applied, any material adverse change in the business, operations, performance, properties or condition, financial or otherwise, of the Company or any Guarantor since December 31, 2008.
          (f) Fees. The Company shall have paid all costs and expenses incurred by the Bank in connection with the negotiation, preparation and execution of the Loan Documents (including, without limitation, the expenses and reasonable fees of counsel).
          (g) Assets Free from Liens. Prior to the Closing Date, the Bank shall have received UCC-1 financing statement, tax and judgment lien searches evidencing that the

Company’s and each Guarantor’s accounts receivable, inventory, equipment and all other assets of the Company and each Guarantor are free and clear of all Liens except Permitted Liens.
          (h) Insurance. The Bank shall receive, on or prior to the Closing Date, certificates of insurance covering the personal property and the business of the Company and the Guarantors (including with respect to general liability and products liability insurance), which certificates shall designate the Bank as a loss payee and additional insured, in form and substance reasonably satisfactory to the Bank together with copies of the related insurance policies with proper endorsements to reflect the Bank’s interests.
          (i) Due Diligence. The Bank shall have results satisfactory to it of its due diligence checkings with respect the Company, the Guarantors, including, without limitation, litigation checkings, customer checkings, bank checkings, judgment, tax and bankruptcy searches, in all jurisdictions deemed necessary by the Bank and its counsel.
          (j) Completion of Proceedings. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by the Loan Documents shall be reasonably satisfactory in form and substance to the Bank and its counsel.
          (k) Other Information, Documentation. The Bank shall receive such other consents, approvals and further information and documentation as it may reasonably require, including, but not limited, to any information or documentation relating to compliance by the Company and each Guarantor with the requirements of all federal, state and local laws, ordinances, rules, regulations or policies governing the use, storage, treatment, transportation, refinement, handling, production or disposal of Hazardous Materials.
     SECTION 5.02. Conditions to Term Loans The obligation of the Bank to make any Term Loan hereunder is subject to the conditions precedent set forth in Sections 5.01 and 5.03 of this Article V and the following conditions precedent:
          (a) Term Loan Note. The Company shall deliver to the Bank a duly executed Term Loan Note appropriately completed in an amount equal to the aggregate principal amount of the Term Loan to be funded on a Borrowing Date.
          (b) Acquisition Documents. The Bank shall have received the information and documents required to be delivered to the Bank as described in the definition of Permitted Acquisition.
     SECTION 5.03. Conditions to All Loans and Letters of Credit. The obligation of the Bank to make each Loan hereunder and the obligation of the Bank to issue, amend, renew or extend any Letter of Credit, including, without limitation, the initial Loan and Existing Letters of Credit, are subject to the conditions precedent set forth in Section 5.01 and, to the extent applicable, the conditions in Sections 5.02, and the following conditions precedent:
          (a) Representations and Warranties. The representations and warranties by the Company and each Guarantor pursuant to this Agreement and the Loan Documents to which each is a party shall be true and correct in all material respects on and as of the Borrowing Date or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, with the same effect as though such representations and warranties had been made on and as of such date and an Executive Officer shall deliver a certificate to the Bank with respect thereto.
          (b) No Default. The Company and each Corporate Guarantor shall be in compliance with all the terms and provisions set forth herein or in any other Loan Document on their part to be observed or performed, and no Default or Event of Default, shall have occurred and be continuing on the Borrowing Date or on the date of issuance, amendment, renewal or extension of a Letter of Credit or will result after giving effect to the Loan requested or the requested issuance, amendment, renewal or extension of a Letter of Credit.
          (c) Availability. After giving effect to any requested Revolving Credit Loan or Letter of Credit, the Aggregate Outstandings shall not exceed the Total Credit Commitment.
          (d) Notice of Borrowing. The Bank shall have received a notice of borrowing duly executed by an Executive Officer of the Company with respect to the requested Loan or issuance, amendment, renewal or extension of the requested Letter of Credit.
          (e) Additional Documentation. With respect to the issuance, amendment, renewal or extension of any Letter of Credit, the Bank shall have received the documents and instruments requested by the Bank in accordance with the last sentence of Section 2.05(a).
ARTICLE VI
AFFIRMATIVE COVENANTS
     The Company covenants and agrees with the Bank that so long as any Loan remains in effect or any of the principal of or interest on any Note or any other Obligations hereunder shall be unpaid it will, and will cause each Guarantor to:
     SECTION 6.01. Corporate Existence, Properties, etc. Do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights and franchises and comply with all laws applicable to it; at all times maintain, preserve and protect all franchises and trade names and preserve all of its property used or useful in the conduct of its business and keep the same in good repair, working order and condition (ordinary wear and tear excepted), and from time to time make, or cause to be made, all needful and proper repairs, renewals, replacements, betterments and improvements thereto so that the business carried on in connection therewith may be properly and advantageously conducted at all times; at all times keep its insurable properties adequately insured and maintain (i) insurance to such extent and against such risks, including fire, as is customary with companies in the same or similar businesses, (ii) workmen’s compensation insurance in the amount required by applicable law, and (iii) public liability insurance, which shall include product liability insurance, in the amount customary with companies in the same or similar business against claims for personal injury or death on properties owned, occupied or controlled by it, (iv) such other assistance as may be required by law or may be reasonably required by the Bank. Each such policy of insurance of the Company and its Subsidiaries shall name the Bank as a loss payee, additional insured and mortgagee, as the case may be, and shall provide for at least thirty (30) days’ prior written notice to the Bank of any modification or cancellation of such policies. The Company shall provide to the Bank promptly upon receipt thereof evidence of the annual renewal of each such policy.
     SECTION 6.02. Payment of Indebtedness, Taxes, etc.
          (a) Pay all indebtedness and obligations, now existing or hereafter arising, as and when due and payable, except where (i) the validity, amount, or timing thereof is being contested in good faith and by appropriate proceedings, which proceedings shall include good faith negotiations, (ii) the Company or such Guarantor has set aside on its books adequate reserves with respect thereto in accordance with Generally Accepted Accounting Principles, and (iii) the failure to make such payment pending such contest could not reasonably be expected to have a Material Adverse Effect; provided that the Company and each Guarantor will pay or cause to be paid all such indebtedness and obligations upon the commencement of proceedings to foreclose any lien which has attached as security therefore.
          (b) Pay and discharge or cause to be paid and discharged promptly all taxes, assessments and government charges or levies imposed upon it or upon its income and profits, or upon any of its property, real, personal or mixed, or upon any part thereof, before the same shall become in default, as well as all lawful claims for labor, materials and supplies or otherwise which, if unpaid, might become a lien or charge upon such properties or any part thereof; provided, however, that neither the Company nor any Guarantor shall be required to pay and discharge or cause to be paid and discharged any such tax, assessment, charge, levy or claim so long as the validity thereof shall be contested in good faith by appropriate proceedings, and the Company or such Guarantor, as the case may be, shall have set aside on its books adequate reserves determined in accordance with Generally Accepted Accounting Principles with respect to any such tax, assessment, charge, levy or claim so contested; and further, provided that, subject to the foregoing provisos, the Company and each Guarantor will pay or cause to be paid all such taxes, assessments, charges, levies or claims upon the commencement of proceedings to foreclose any lien which has attached as security therefore.
     SECTION 6.03. Financial Statements, Reports, etc. Furnish to the Bank:
          (a) as soon as available and in any event within seventy five (75) days of the end of the fiscal year of the Company, the audited consolidated financial statements of the Company and its Subsidiaries which shall include the consolidated balance sheet of the Company and its Subsidiaries as of the end of such fiscal year, together with the consolidated statement of income and statement of cash flows for the Company and its Subsidiaries for such fiscal year and as of the end of and for the prior fiscal year, all prepared in accordance with Generally Accepted Accounting Principles and accompanied by an opinion thereon of Ernst & Young, LLP or other nationally recognized independent certified public accountants reasonably acceptable to the Bank (the “Auditor”) which opinion shall not include a going concern explanatory paragraph, or a qualification or exception as to the scope of the audit,
          (b) as soon as available and in any event within sixty (60) days after the end of each of the first, second and third fiscal quarters of the Company, the unaudited consolidated financial statements of the Company and its Subsidiaries, which shall include the unaudited consolidated balance sheet of the Company and its Subsidiaries as of the end of each such quarter, together with the consolidated statement of income and statement of cash flows of the Company and its Subsidiaries for each such quarter and for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, all in reasonable detail stating in comparative form the respective figures for the corresponding date and period in the previous fiscal year, all prepared by or under the supervision of the Chief Financial Officer of the Company in accordance with Generally Accepted Accounting Principles;
          (c) a certificate prepared and signed by the Auditor with each delivery required by clause (a) and a certificate prepared and signed by the Chief Financial Officer with each delivery required by clause (a) and (b), stating whether the Auditor or Chief Financial Officer, as the case may be, shall have obtained knowledge of any Default or Event of Default, together with a certificate of the Chief Financial Officer of the Company demonstrating that as of the last day of the relevant fiscal year or quarter, as applicable, the Company was in compliance with the financial condition covenants set forth in Section 7.13 hereof;
          (d) on or prior to the twenty-fifth (25th) day of each fiscal quarter of the Company a detailed schedule describing all accounts receivable and accounts payable of the Company and its Subsidiaries certified by the Chief Financial Officer of the Company and current as of the last Business Day of the preceding month, all in form satisfactory to the Bank;
          (e) promptly after filing thereof, copies of all financial statements and reports that the Company sends to its shareholders, and copies of all regular, periodic and special financial information, proxy materials, reports and other information which the Company or any Guarantor shall file with the Securities and Exchange Commission;
          (f) promptly after submission to any government or regulatory agency, all documents and information furnished to such government or regulatory agency other than such documents and information prepared in the normal course of business and which could not reasonably be expected to result in a Material Adverse Effect;
          (g) promptly, from time to time, such other information regarding the operations, business affairs and condition, financial or otherwise, of the Company or any Guarantor as the Bank may reasonably request; and
          (h) The Bank acknowledges and agrees that the Company may satisfy the requirements of clauses (a) and (b) above by delivering to the Bank copies of the Company’s annual and quarterly reports on Forms 10K and 10Q, respectively.
     SECTION 6.04. Access to Premises and Records. Maintain financial records in accordance with Generally Accepted Accounting Principles and permit representatives of the Bank to have access during normal business hours to the premises of the Company (and upon reasonable advance notice so long as no Default or Event of Default has occurred and is then continuing) and each Guarantor upon request, and to examine and make excerpts from the minute books, books of accounts, reports and other records and to discuss the affairs, finances and accounts of the Company and the Guarantors with their respective principal officers or with their respective independent accountants and to conduct such field audits (including, without limitation, field audits of the Company’s and each Guarantor’s accounts receivable and their respective books and records and inspection, examination and verification of the collateral for the Loans) at the Company’s expense, as such representatives reasonably deem necessary, provided, the Company shall bear the cost of not more than one (1) such audit in any calendar year unless an Event of Default has occurred, in which case, the Company shall also bear the cost of an audit, if any, performed by the Bank in connection with such Event of Default.
     SECTION 6.05. Notice of Adverse Change. Promptly notify the Bank in writing of (a) any change in the business or the operations which, in the good faith judgment of such officer, could reasonably be expected to have a Material Adverse Effect disclosing the nature thereof, and (b) any information which indicates that any financial statements which are the subject of any representation contained in this Agreement, or which are furnished to the Bank pursuant to this Agreement, fail, in any material respect, to present fairly the financial condition and results of operations purported to be presented therein, disclosing the nature thereof.
     SECTION 6.06. Notice of Default. Promptly notify the Bank of any Default or Event of Default which shall have occurred, which notice shall include a written statement as to such occurrence, specifying the nature thereof and the action which is proposed to be taken with respect thereto.
     SECTION 6.07. Notice of Litigation. Give the Bank prompt written notice of any action, suit or proceeding at law or in equity or by or before any governmental instrumentality or other agency which, if adversely determined against the Company or any Guarantor on the basis of the allegations and information set forth in the complaint or other notice of such action, suit or proceeding, or in the amendments thereof, if any, could reasonably be expected to have a Material Adverse Effect.
     SECTION 6.08. ERISA. Promptly deliver to the Bank a certificate by the Chief Financial Officer setting forth details as to such occurrence and such action, if any, which the Company, such Guarantor or such ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given to or filed with or by the Company, such Guarantor, ERISA Affiliate, the PBGC, a Plan participant or the Plan Administrator, with respect thereto: that a Reportable Event has occurred, that an accumulated funding deficiency has been incurred or an application may be or has been made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code with respect to a Plan, that a Plan has been or may be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA, that a Plan has an Unfunded Current Liability giving rise to a lien under ERISA, that proceedings may be or have been instituted to terminate a Plan, that a proceeding has been instituted pursuant to Section 515 of ERISA to collect a delinquent contribution to a Plan, or that the Company, any Guarantor or any ERISA Affiliate will or may incur any liability (including any contingent or secondary liability) to or on account of the termination of or withdrawal from a Plan under Section 4062, 4063, 4064, 4201 or 4204 of ERISA. The Company will deliver to the Bank a complete copy of the annual report (Form 5500) of each Plan required to be filed with the Internal Revenue Service. In addition to any certificates or notices delivered to the Bank pursuant to the first sentence hereof, copies of annual reports and any other notices received by the Company or any Guarantor required to be delivered to the Bank hereunder shall be delivered to the Bank no later than 10 days after the later of the date such report or notice has been filed with the Internal Revenue Service or the PBGC, given to Plan participants or received by the Company or a Guarantor.
     SECTION 6.09. Compliance with Applicable Laws. Comply with the requirements of all applicable laws, rules, regulations and orders of any governmental authority.

     SECTION 6.10. SubsidiariesSECTION 6.11. . Give the Bank prompt written notice of the creation, establishment or acquisition, in any manner, of any Subsidiary not existing as a Subsidiary on the Closing Date. The Company or a Guarantor, as appropriate, (a) shall execute a Pledge Agreement (or such other agreement as shall be required by the Bank), as applicable, with respect to 65% of the capital stock or other ownership interest of each First-Tier Subsidiary of such Person which is or becomes a Non-Domestic Subsidiary, (b) shall cause each Subsidiary of such Person which is a Domestic Subsidiary to execute a joinder agreement with respect to the Guaranty and the Security Agreement, pursuant to which such Subsidiary becomes a “Guarantor” and “Grantor” under the Guaranty and the Security Agreement, respectively, (c) shall deliver an opinion of counsel, simultaneously with the delivery of (i) any Pledge Agreement executed pursuant to clause (a) above, that such Pledge Agreement is valid and enforceable in the jurisdiction of formation of such Non-Domestic Subsidiary, provided that if such opinion, in connection with the delivery of any Pledge Agreement executed pursuant to clause (a) above cannot be provided, the Company, such Guarantor or such Non-Domestic Subsidiary, as appropriate, shall execute any additional documents that may be required in order to perfect the lien granted by such Pledge Agreement in such jurisdiction and to enable such counsel to deliver an acceptable opinion with respect thereto and (ii) the joinder agreement executed pursuant to clause (b) above, an Opinion of Counsel, substantially in the form of Exhibit F hereto, with respect to such new Domestic Subsidiary; in the case of both (a), (b) and (c) within ten (10) Business Days after the creation, establishment or acquisition of such Domestic Subsidiary or Non-Domestic Subsidiary and in connection therewith shall deliver or cause to be delivered such proof of corporate action, incumbency of officers and other documents as are consistent with those delivered as to each Domestic Subsidiary or Non-Domestic Subsidiary pursuant to Section 5.01 hereof on the Closing Date, or as the Bank may request, each in form and substance satisfactory to the Bank, provided that the Company and the Bank agree that the Company shall deliver to the Bank, within thirty (30) days of the Closing Date, those documents and agreements described herein which are to be provided with respect to B.V. Mach 6 B.V., a wholly-owned Non-Domestic Subsidiary of the Company.
     SECTION 6.11. Default in Other AgreementsSECTION 1.01. . Promptly notify the Bank of any default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which the Company or any Guarantor is a party which could reasonably be expected to have a Material Adverse Effect.
     SECTION 6.12. Operating Accounts. Maintain its primary operating account at the Bank.
     SECTION 6.13. Environmental Laws.
          (a) Comply with and ensure compliance by all tenants and subtenants of their respective properties with the requirements of all federal, state and local laws, ordinances, rules, regulations or policies governing the use, storage, treatment, transportation, manufacture, refinement, handling, production or disposal of Hazardous Materials, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect, provide to the Bank all documentation in connection with such compliance that the Bank may reasonably request, and defend, indemnify, and hold harmless the Bank, its employees, agents, officers, and directors, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs, or expenses of whatever kind or nature, known or unknown, contingent or otherwise, arising out of, or in any way related to, (i) the presence, disposal, release, or threatened release of any Hazardous Materials on any property owned or occupied by the Company or any Guarantor; (ii) any personal injury (including wrongful death) or property damage (real or personal) arising out of or related to such Hazardous Materials; (iii) any lawsuit brought or threatened, settlement reached, or government order relating to such Hazardous Materials, and/or (iv) any violation of laws, orders, regulations, requirements, or demands of government authorities, or any policies or requirements of the Bank of which the Company has been notified, which are based upon or in any way related to such Hazardous Materials including, without limitation, reasonable attorney fees and consultant fees, investigation and laboratory fees, court costs, and litigation expenses, except to the extent that any of the foregoing results from the gross negligence or willful misconduct of the party seeking indemnification.
     (b) Execute and cause each Guarantor to execute any and all documentation with respect to environmental matters as the Bank may reasonably request and such documentation shall be in form and substance reasonably satisfactory to the Bank.
     SECTION 6.14. Landlord Waiver. Use its best efforts to deliver to the Bank, within ten (10) Business Days from the Closing Date, a landlord waiver with respect to its premises located at 63 Oser Avenue, Hauppauge, New York, in a form reasonably satisfactory to the Bank.
ARTICLE VII
NEGATIVE COVENANTS
     The Company covenants and agrees with the Bank that so long as any Loan remains in effect or any of the principal of or interest on any Note or any other Obligations hereunder shall be unpaid, they will not, and will not cause or permit any Guarantor, directly or indirectly, to:
     SECTION 7.01. Liens. Incur, create, assume or suffer to exist any Lien on any of their respective assets now or hereafter owned, other than:
          (a) Liens existing on the date hereof as set forth on Schedule II attached hereto but not any renewals or extensions thereof;
          (b) deposits under workmen’s compensation, unemployment insurance and social security laws;
          (c) Liens for taxes, assessments, fees or other governmental charges or the claims of material men, mechanics, carriers, warehousemen, landlords and other similar persons, the payment of which is not overdue or is being contested in good faith by appropriate proceedings (provided that the Company or such Guarantor has set aside on its books adequate reserves with respect thereto in accordance with GAAP (if any are so required), consistently applied, and the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect;
          (d) purchase money Liens for fixed or capital assets; provided, in each case, (x) no Default or Event of Default shall have occurred and be continuing or shall occur as a result of the grant of the proposed Lien, and (y) such purchase money Lien does not exceed 100% of the purchase price and encumbers only the property being acquired;

          (e) Liens granted to the Bank and any of its Affiliates, including renewals and extensions thereof; and
          (f) any attachment, judgment or similar Lien arising in connection with any court or governmental proceeding, provided that the execution or other enforcement of such Lien is effectively stayed within thirty (30) days and the claims secured thereby are being contested in good faith by appropriate proceedings.
     SECTION 7.02. Indebtedness. Incur, create, assume or suffer to exist or otherwise become liable with respect to any Indebtedness, other than:
          (a) Indebtedness incurred prior to the date hereof as described in Schedule III attached hereto but not including any renewals or extensions thereof;
          (b) Indebtedness to the Bank and any of its Affiliates, including renewals and extensions thereof;
          (c) Indebtedness for trade payables incurred in the ordinary course of business provided such payables shall be paid or discharged when due;
          (d) taxes, assessments or other governmental charges or levies not yet delinquent or which are being contested in good faith by appropriate proceedings; provided, however, that adequate reserves with respect thereto are maintained on the books of the Company or any Guarantor in accordance with Generally Accepted Accounting Principles;
          (e) Indebtedness secured by purchase money liens as permitted under Section 7.01(d); and
          (f) Subordinated Debt, to the extent permitted by Section 7.14 hereof.
     SECTION 7.03. Guaranties. Guarantee, endorse, become surety for, or otherwise in any way become or be responsible for the Indebtedness or obligations of any Person, whether by agreement to maintain working capital or equity capital or otherwise maintain the net worth or solvency of any Person or by agreement to purchase the Indebtedness of any other Person, or agreement for the furnishing of funds, directly or indirectly, through the purchase of goods, supplies or services for the purpose of discharging the Indebtedness of any other Person or otherwise, or enter into or be a party to any contract for the purchase of merchandise, materials, supplies or other property if such contract provides that payment for such merchandise, materials, supplies or other property shall be made regardless of whether delivery of such merchandise, supplies or other property is ever made or tendered except:
          (a) guaranties executed prior to the date hereof as described on Schedule IV attached hereto but not including any renewals or extension thereof;
          (b) endorsements of negotiable instruments for collection or deposit in the ordinary course of business; and

          (c) guaranties of any Indebtedness under this Agreement or any other Indebtedness owing to the Bank or any of its Affiliates, including renewals and extensions thereof.
     SECTION 7.04. Sale of Assets. Sell, assign, lease, transfer or otherwise dispose of any of their now owned or hereafter acquired respective properties and assets, whether or not pursuant to an order of a federal agency or commission, except for (i) the sale, assignment, lease, transfer or other disposition of inventory, each in the ordinary course of business, and (ii) the sale or other disposition of properties or assets no longer used or useful in the conduct of their respective businesses.
     SECTION 7.05. Sale of Notes. Sell, transfer, discount or otherwise dispose of notes, accounts receivable or other obligations owing to the Company or any Guarantor, with or without recourse, except for collection in the ordinary course of business.
     SECTION 7.06. Loans and Investments. Make or commit to make any advance, loan, extension of credit, or capital contribution to or purchase or hold beneficially any stock or other securities, or evidence of Indebtedness of, purchase or acquire all or a substantial part of the assets of, make or permit to exist any interest whatsoever in, any other Person, provided (i) the Company or any Guarantor may consummate a Permitted Acquisition and may invest in Permitted Investments, (ii) the Company may make investments, loans and advances to the Guarantors and (iii) a Guarantor may make investments, loans and advances to the Company or another Guarantor.
     SECTION 7.07. Nature of Business. Change or alter the nature of its business, in any material respect, from the nature of the business engaged in by it on the date hereof.
     SECTION 7.08. Sale and Leaseback. Enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any property, whether real or personal, used or useful in its business, whether now owned or hereafter acquired, if at the time of such sale or disposition it intends to lease or otherwise acquire the right to use or possess (except by purchase) such property or like property for a substantially similar purpose.
     SECTION 7.09. Federal Reserve Regulations. Permit any Loan or the proceeds of any Loan to be used for any purpose which violates or is inconsistent with the provisions of Regulations T, U or X of the Board of Governors of the Federal Reserve System.
     SECTION 7.10. Accounting Policies and Procedures; Tax Status. Permit any change in the accounting policies and procedures the Company or any Guarantor, including a change in fiscal year, without the prior written consent of the Bank; provided, however, that any policy or procedure required to be changed by the FASB (or other board or committee of the FASB in order to comply with Generally Accepted Accounting Principles) may be so changed.
     SECTION 7.11. Hazardous Materials. Cause or permit any of its properties or assets to be used to generate, manufacture, refine, transport, treat, store, handle, dispose, transfer, produce or process Hazardous Materials, except in material compliance with all applicable federal, state and local laws or regulations, or cause or permit, as a result of any intentional or negligent act or omission on the part of the Company, any Guarantor or any tenant or subtenant, a release of Hazardous Materials in violation of applicable law or regulation onto such property or asset or onto any other property, in a manner that could reasonably be expected to lead to the imposition on the Company, such Guarantor or such property or asset of any liability or lien of any nature whatsoever under any Environmental Law.
     SECTION 7.12. Limitations on Fundamental Changes. Merge or consolidate with, or sell, assign, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now or hereafter acquired) to any Person, or acquire all or substantially all of the assets or the business of any Person or liquidate, wind up or dissolve or suffer any liquidation or dissolution, provided that, (a) the Company may consummate a Permitted Acquisition and (b) so long as no Event of Default has occurred and is then continuing and the Company has provided prior written notice to the Bank, any Subsidiary of the Company may merge with (i) the Company, provided that the Company shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries of the Company, provided that a Guarantor may only merge with and into another Guarantor.
     SECTION 7.13. Financial Covenants.
          (a) Minimum Debt Service Coverage Ratio. Permit the Consolidated Debt Service Coverage Ratio to be less than 1.50:1.00, determined quarterly with respect to the most recently concluded four fiscal quarters for which financial statements have been delivered pursuant to Article VI hereof.
          (b) Minimum Consolidated Liquidity Ratio. Permit the Consolidated Liquidity Ratio to be less than 1.00:1.00, at any time.
          (c) Minimum Consolidated Capital Base. Permit the Consolidated Capital Base of the Company and its Subsidiaries to be less than an amount equal to (i) $100,000,000 plus (ii) 75% of the Consolidated Net Income of the Company and its Subsidiaries plus (iii) 75% of the net proceeds received from any Subordinated Debt or any Equity Issuance, all for the period commencing January 1, 2009 and ending on the date of calculation.
          (d) Maximum Consolidated Leverage Ratio: Permit the Consolidated Leverage Ratio to be more than 1.00:1.00, at any time.
          (e) Consolidated Unrestricted Cash. Maintain in deposit accounts with the Bank or any Affiliate of the Bank, Consolidated Unrestricted Cash in an amount less than the sum of $15,000,000.
     SECTION 7.14. Subordinated Debt. Directly or indirectly prepay, defease, purchase, redeem, or otherwise acquire any Subordinated Debt, without the prior written consent of the Bank.
     SECTION 7.15. Dividends. Declare any dividend on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of, any shares of any class of stock of the Company or any Guarantor, whether now or hereafter outstanding, other than non-cash dividends, or make any other distribution in respect thereof, either directly or indirectly, whether in cash, securities or property or in obligations of the Company or any Guarantor or in any combination thereof, or permit any Affiliate to make any payment on account of, or purchase or otherwise acquire, any shares of any class of the stock of the Company or any Guarantor from any Person.
     SECTION 7.16. Transactions with Affiliates. Enter into any transaction, including, without limitation, the purchase, sale, or exchange of property or the rendering of any service, with any Affiliate, except in the ordinary course of and pursuant to the reasonable requirements of the Company’s or any of the Guarantor’s business and upon fair and reasonable terms no less favorable to the Company or such Guarantor than they would obtain in a comparable arms-length transaction with a Person not an Affiliate.
     SECTION 7.17. Impairment of Security Interest. Take or omit to take any action which might or would have the result of effecting or impairing the security interest in any property subject to a security interest in favor of the Bank and neither the Company nor any Guarantor shall grant to any person any interest whatsoever in any property subject to a security interest in favor of the Bank.
     SECTION 7.18. Negative Pledge. Permit any lien, mortgage, security interest or encumbrance to exist upon any of the Company’s or any Guarantor’s real property, including, without limitation, their respective real property located in Hauppauge, New York and Laurel, Maryland.
ARTICLE VIII
EVENTS OF DEFAULT
     SECTION 8.01. Events of Default. In the case of the happening of any of the following events (each an “Event of Default”):
          (a) failure by the Company to pay:
          (i) the principal of any Loan or any reimbursement obligations with respect to a drawing under any Letter of Credit as and when due and payable; or
          (ii) interest on any Loan and any fees or other amounts payable under this Agreement and any other Loan Document, as and when due and payable, and such failure to pay shall continue for two (2) Business Days;
          (b) default shall be made in the due observance or performance of any covenant, condition or agreement of the Company or any Guarantor to be performed
          (i) pursuant to Article 6 of this Agreement (other than Section 6.03, Section 6.04, Section 6.06, Section 6.10 and Section 6.13 hereof) and, in the case of this sub clause (i) only, such default shall continue unremedied for a period of ten (10) consecutive days or
          (ii) pursuant to any other provision of this Agreement or any other Loan Document that is not specifically addressed in Sections 8.01(a), (b)(i), (c) or (d) hereof;
          (c) any representation or warranty made or deemed made in this Agreement or any other Loan Document shall prove to be false or misleading in any material respect when made or given or when deemed made or given pursuant to the terms hereof;
          (d) any report, certificate, financial statement or other instrument furnished in connection with this Agreement or any other Loan Document or the borrowings hereunder, shall prove to be false or misleading in any material respect when made or given or when deemed made or given pursuant to the terms hereof;
          (e) (i) default in the performance or compliance in respect of any agreement or condition relating to (x) any other Indebtedness of the Company or any Guarantor in excess of $150,000 (other than as described in clause (y) below), individually or in the aggregate, if the effect of such default is to accelerate the maturity of such Indebtedness or to permit the holder or obligee thereof (or a trustee on behalf of such holder or obligee) to cause such Indebtedness to become due prior to the stated maturity thereof or (y) any Indebtedness of the Company or any Guarantor owing to the Bank or any Bank Affiliate (other than the Notes) or (ii) any Indebtedness in excess of $150,000, individually or in the aggregate, shall not be paid when due (beyond any applicable grace period and subject to Section 6.02 hereof);
          (f) the Company or any Guarantor shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code or any other federal or state bankruptcy, insolvency or similar law, (ii) consent to the institution of, or fail to controvert in a timely and appropriate manner, any such proceeding or the filing of any such petition, (iii) apply for or consent to the employment of a receiver, trustee, custodian, sequestrator or similar official for the Company or any Guarantor or for a substantial part of its property; (iv) file an answer admitting the material allegations of a petition filed against it in such proceeding, (v) make a general assignment for the benefit of creditors, (vi) take corporate action for the purpose of effecting any of the foregoing, (vii) become unable or admit in writing its inability or fail generally to pay its debts as they become due or (viii) take corporate action for the purpose of effecting any of the foregoing;
          (g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Company or any Guarantor or of a substantial part of their respective property, under Title 11 of the United States Code or any other federal or state bankruptcy insolvency or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator or similar official for the Company or any Guarantor or for a substantial part of their property, or (iii) the winding-up or liquidation of the Company or any Guarantor and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall continue unstayed and in effect for 60 days;
          (h) One or more orders, judgments or decrees for the payment of money in excess of $150,000 in the aggregate shall be rendered against the Company or any Guarantor and the same shall not have been paid in accordance with such judgment, order or decree and either (i) an enforcement proceeding shall have been commenced by any creditor upon such judgment, order or decree, or (ii) there shall have been a period of thirty (30) days during which a stay of enforcement of such judgment order or decree, by reason of pending appeal or otherwise, was not in effect;

          (i) any Plan shall fail to maintain the minimum funding standard required for any Plan year or part thereof or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Code, any Plan is, shall have been terminated or the subject of termination proceedings under ERISA, any Plan shall have an Unfunded Current Liability, a Reportable Event shall have occurred with respect to a Plan or the Company, any Guarantor, or any ERISA Affiliate shall have incurred a liability to or on account of a Plan under Section 515, 4062, 4063, 4063, 4201 or 4204 of ERISA, and there shall result from any such event or events the imposition of a lien upon the assets of the Company or any Guarantor, the granting of a security interest, or a liability to the PBGC or a Plan or a trustee appointed under ERISA or a penalty under Section 4971 of the Code;
          (j) any provision of any Loan Document shall for any reason cease to be in full force and effect in accordance with its terms or the Company, or any Guarantor shall so assert in writing or any of the Liens purported to be granted pursuant to any Security Document shall fail or cease for any reason to be legal, valid and enforceable liens on the collateral purported to be covered thereby or shall fail or cease to have the priority purported to be created thereby;
          (k) a Change of Control shall occur; or
          (l) the Company or any Guarantor shall default in the punctual payment of any sum payable with respect to, or in the observance or performance of any of the terms and conditions of, any agreement between such Person and the Bank or any of its Affiliates (other than with respect to this Agreement and any other Loan Document) beyond any applicable grace period referred to therein or subject to the express waiver thereof by the Bank;
then, at any time thereafter during the continuance of any such event, the Bank may, without notice to the Company or any Guarantor, (i) terminate the Commitments and the Loans and declare the Notes, both as to principal and interest, to be forthwith due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the Notes to the contrary notwithstanding; provided, however, that if an event specified in Section 8.01(f) and (g) shall have occurred, the Loans shall automatically terminate and the Notes shall be immediately due and payable; and (ii) exercise any or all of the rights and remedies afforded to the Bank by the Uniform Commercial Code or otherwise possessed by the Bank. With respect to all Letters of Credit that shall not have expired or presentment for honor shall not have occurred, the Company shall provide the Bank with Cash Collateral in an amount equal to the aggregate undrawn amount of such Letters of Credit. Such Cash Collateral shall be used to reimburse the Bank for drawings under Letters of Credit for which the Bank has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Company at such time or, if the maturity of the Loans has been accelerated, be applied to satisfy other Obligations, with any amount remaining after such satisfactions to be returned to the Company or paid to such other party as may legally be entitled to the same.
ARTICLE IX
MISCELLANEOUS
     SECTION 9.01. Notices. Any notice shall be in writing and shall be conclusively deemed to have been received by a party hereto and to be effective on the day on which delivered to such party at the address set forth below, or, in the case of telecopy notice, when acknowledged as received, or if sent by registered or certified mail, on the third Business Day after the day on which mailed in the United States, addressed to such party at said address:
          (a)      if to the Bank, at
Citibank, N.A.
730 Veterans Memorial Highway
Hauppauge, New York 11788
Attention: Relationship Officer –Globecomm Systems Inc.
Telecopy: (631) 265-4888
With copies to:
Farrell Fritz, P.C.
1320 RexCorp Plaza
Uniondale, New York 11556-1320
Attention: Robert C. Creighton
Telecopy: (516) 227-0777
          (b)      if to the Company, at
Globecomm Systems Inc.
45 Oser Avenue
Hauppauge, New York 11788
Attention: Chief Financial Officer
Telecopy: (631) 951-3241
With copies to:
Goldman & Associates, LLP
666 Old Country Road
Garden City, New York 11530
Attention: Ronald G. Goldman, Esq.
Telecopy: (516) 228-8349
- and -
(c)	as to each such party at such other address as such party shall have designated to the other in a written notice complying as to delivery with the provisions of this Section 9.01.
     SECTION 9.02. Survival of Agreement. All covenants, agreements, representations and warranties made herein and in the other Loan Documents and in the certificates delivered pursuant hereto or thereto shall survive the making by the Bank of the Loans herein contemplated and the execution and delivery to the Bank of the Notes evidencing the Loans and shall continue in full force and effect so long as any Note is outstanding and unpaid. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Company and the Guarantors which are contained in this Agreement shall bind and inure to the benefit of the respective successors and assigns of the Bank. The Company may not assign or transfer any of its interest under this Agreement, the Notes or any other Loan Document without the prior written consent of the Bank.
     SECTION 9.03. Expenses of the Bank. The Company agrees (i) to indemnify, defend and hold harmless the Bank and its officers, directors, employees, agents, advisors and affiliates (each, an “indemnified person”) from and against any and all losses, claims, damages, liabilities or judgments to which any such indemnified person may be subject and arising out of or in connection with the Loan Documents, the financings contemplated hereby, the use of any proceeds of such financings or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any of such indemnified persons is a party thereto, and to reimburse each of such indemnified persons upon demand for any expenses, including reasonable legal fees, incurred in connection with the investigation or defending any of the foregoing; provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities, judgments or related expenses to the extent arising from the willful misconduct or gross negligence of such indemnified person; and (ii) to reimburse the Bank from time to time, upon demand, all out-of-pocket expenses (including reasonable expenses of its due diligence investigation, along with disbursements and reasonable fees of counsel and the allocated costs of internal counsel) incurred in connection with the financings contemplated under this Agreement, the preparation, execution and delivery of this Agreement and the other Loan Documents, any amendments and waivers hereof or thereof, the security arrangements contemplated thereby and the enforcement thereof. The provisions of this Section 9.03 shall survive termination of this Agreement.
     SECTION 9.04. No Waiver of Rights by the Bank. Neither any failure nor any delay on the part of the Bank in exercising any right, power or privilege hereunder or under the Notes or any other Loan Document shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any other right, power or privilege.
     SECTION 9.05. Applicable Law. THIS AGREEMENT AND THE NOTES SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.
     SECTION 9.06. Submission to Jurisdiction; Jury Waiver. THE COMPANY HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT IN THE STATE OF NEW YORK, COUNTY OF NEW YORK, COUNTY OF NASSAU AND COUNTY OF SUFFOLK IN ANY ACTION, SUIT OR PROCEEDING BROUGHT AGAINST IT AND RELATED TO OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, AND TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE COMPANY HEREBY WAIVES AND AGREES NOT TO ASSERT BY WAY OF MOTION, AS A DEFENSE OR OTHERWISE, IN ANY SUCH SUIT, ACTION OR PROCEEDING ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURTS, THAT THE SUIT, ACTION OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM, THAT THE VENUE OF THE SUIT, ACTION OR PROCEEDING IS

IMPROPER, OR THAT THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY OTHER DOCUMENT OR INSTRUMENT REFERRED TO HEREIN OR THEREIN WHERE THE SUBJECT MATTER THEREOF MAY NOT BE LITIGATED IN OR BY SUCH COURTS. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE COMPANY AGREES NOT TO (i) SEEK AND HEREBY WAIVES THE RIGHT TO ANY REVIEW OF THE JUDGMENT OF ANY SUCH COURT BY ANY COURT OF ANY OTHER NATION OR JURISDICTION WHICH MAY BE CALLED UPON TO GRANT AN ENFORCEMENT OF SUCH JUDGMENT AND (ii) ASSERT ANY COUNTERCLAIM IN ANY SUCH SUIT, ACTION OR PROCEEDING UNLESS SUCH COUNTERCLAIM CONSTITUTES A COMPULSORY OR MANDATORY COUNTERCLAIM UNDER APPLICABLE RULES OF CIVIL PROCEDURE. THE COMPANY AGREES THAT SERVICE OF PROCESS MAY BE MADE UPON IT BY CERTIFIED OR REGISTERED MAIL TO THE ADDRESS FOR NOTICES SET FORTH IN THIS AGREEMENT OR ANY METHOD AUTHORIZED BY THE LAWS OF NEW YORK. EACH PARTY HERETO WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE NOTES OR ANY OTHER LOAN DOCUMENT.
     SECTION 9.07. Extension of Maturity. Except as otherwise expressly provided herein, whenever a payment to be made hereunder shall fall due and payable on any day other than a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall be included in computing interest.
     SECTION 9.08. Modification of Agreement. No modification, amendment or waiver of any provision of this Agreement, any Note or any other Loan Document, nor consent to any departure by the Company or any Guarantor therefrom shall in any event be effective unless the same shall be in writing and signed by the Bank and the Company or such Guarantor, as the case may be, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on the Company in any case shall entitle the Company to any other or further notice or demand in the same, similar or other circumstance unless required by the terms of this Agreement.
     SECTION 9.09. Severability. In case any one or more of the provisions contained in this Agreement, any Note or in any other Loan Document should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby.
     SECTION 9.10. Sale of Participations, Assignments. The Bank reserves the right to sell participations in or to sell and assign its rights, duties or obligations with respect to the Loans to such banks, lending institutions or other parties as it may choose and without the consent of the Company, provided that the Bank shall notify the Company promptly following such participation or assignment. The Bank may furnish any information concerning the Company or any Guarantor in its possession from time to time to any assignee or participant (or proposed assignee or participant), provided that the Bank shall notify any such assignee or participant (or proposed assignee or participant) in connection with any contemplated participation in, or assignment of, the Loans, that such information may be confidential and that such transferee or participant shall treat such information as such and otherwise comply with Section 9.18 below.

     SECTION 9.11. Reinstatement; Certain Payments. If claim is ever made upon the Bank for repayment or recovery of any amount or amounts received by the Bank in payment or on account of any of the Obligations under this Agreement, the Bank shall give prompt notice of such claim to the Company, and if the Bank repays all or part of said amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over the Bank or any of its property, or (ii) any settlement or compromise of any such claim effected by the Bank with any such claimant, then and in such event the Company agrees that any such judgment, decree, order, settlement or compromise shall be binding upon the Company notwithstanding the cancellation of any Note or other instrument evidencing the Obligations under this Agreement or the termination of this Agreement, and the Company shall be and remain liable to the Bank hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by the Bank.
     SECTION 9.12. Right of Setoff. If an Event of Default shall have occurred and be continuing, the Bank and each other Affiliate of the Bank are each hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Bank to or for the credit or the account of the Company against any and all the Obligations. The rights of the Bank under this Section 9.12 are in addition to other rights and remedies (including, without limitation, other rights of setoff) which the Bank may have.
     SECTION 9.13. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, taken together, shall constitute one and the same instrument.
     SECTION 9.14. Headings. Section headings used herein are for convenience of reference only and are not to affect the construction of or be taken into consideration in interpreting this Agreement.
     SECTION 9.15. Construction. This Agreement is the result of negotiations between, and has been reviewed by, the Company and the Bank and their respective counsel. Accordingly, this Agreement shall be deemed to be the product of each party hereto, and no ambiguity shall be construed in favor of or against either the Company or the Bank.
     SECTION 9.16. USA PATRIOT Act. The Bank hereby notifies the Company that pursuant to the requirements of USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Company, which information includes the name and address of the Company and other information that will allow the Bank to identify the Company in accordance with the Act.
     SECTION 9.17. TerminationSECTION 9.18. . The obligations of the Company hereunder shall terminate and be released upon the indefeasible payment in full of the Obligations, provided that the provisions of Sections 3.07, 3.08, 3.09, 9.03 and 9.11 shall survive and remain in full force and effect regardless of the repayment of the Loans or the termination of this Agreement or any provision hereof.
     SECTION 9.18. Confidentiality. The Bank agrees to keep confidential all non-public information, materials and documents furnished by the Company, the Guarantors and their respective Subsidiaries to the Bank pursuant to this Agreement, provided that, in the case of information received from the Company, a Guarantor or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential (the “Confidential Information”). Notwithstanding the foregoing, the Bank shall be permitted to disclose Confidential Information (a) to its Affiliates and to such of its and its Affiliate’s officers, directors, employees, agents, representatives and professional advisors in any of the transactions contemplated by, or the administration of, this Agreement; (b) to the extent required by applicable laws and regulations or by any subpoena or similar legal process, or requested by any governmental agency or authority; (c) to the extent such Confidential Information (i) becomes publicly available other than as a result of a breach of this Section 9.18 by the disclosing party, or (ii) becomes available to the Bank on a non-confidential basis from a source other than the Company, the Guarantor or their respective Subsidiaries which to the Bank’s knowledge is not prohibited from disclosing such Confidential Information to the Bank by a contractual or other legal obligation; (d) to the extent the Company, the Guarantors or any of their respective Subsidiaries shall have consented to such disclosure in writing; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, or (f) to any prospective transferee or participant in connection with any contemplated transfer of this Agreement and the Notes or any interest therein provided such transferee or participant agrees to treat the Confidential Information in a manner consistent with this Section 9.18. Nothing herein shall prohibit the disclosure of Confidential Information in connection with any litigation or where such disclosure is pursuant to applicable laws, regulations, court order or similar legal process; provided, however, in the event that the Bank is requested or required by law to disclose any of the Confidential Information, the Bank shall provide the Company with written notice, unless notice is prohibited by law, of any such request or requirement so that the Company may seek a protective order or other appropriate remedy; provided that no such notification shall be required in respect of any disclosure to regulatory authorities having jurisdiction over such party.
[signature page follows]

     IN WITNESS WHEREOF, the Company and the Bank have caused this Agreement to be duly executed by their duly authorized officers, as of the day and year first above written.

GLOBECOMM SYSTEMS INC.

By:	/s/ Andrew C. Melfi

Name:	Andrew C. Melfi
Title:	Chief Financial Officer

CITIBANK, N.A.

By:	/s/ Stuart N. Berman

Name:	Stuart N. Berman
Title:	Vice President

SCHEDULES TO THE CREDIT AGREEMENT
Schedule I (Subsidiaries and Affiliates)

Globecomm Network Services Corp., Delaware corporation, 100% owned by Globecomm Systems Inc.
GSI Properties Corp., New York corporation, 100% owned by Globecomm Systems Inc.
Globecomm Services Maryland LLC, Delaware limited liability company, 100% owned by Globecomm Systems Inc.
Turbo Logic Associates LLC, Delaware limited liability company, 100% owned by Globecomm Services Maryland LLC
Cachendo LLC, Delaware limited liability company, 100% owned by Globecomm Systems Inc.
B.V. Mach 6, a Netherlands B.V., 100% owned by Globecomm Systems Inc.
  Schedule II (Liens existing on the date hereof)
     Other than for liens to Citibank, none
 Schedule III (Indebtedness incurred prior to the date hereof)
     Other than for indebtedness to Citibank, none
 Schedule IV (guaranties executed prior to the date hereof)
     Other than for guaranties to Citibank, none
 Schedule V (Existing Letters of Credit)
     (see excel spreadsheet attached)
Schedule VI (defaults with respect to any judgment, writ, injunction, decree, rule or regulation of any Governmental Authority)
     None.